Credit Agreement

BETWEEN

RAYCOM MEDIA, INC.

– and –

FRANKLY INC.

August 31, 2016

-i-

table of content

(Continued)

-ii-

Credit Agreement

THIS AGREEMENT is dated as of August 31, 2016

BETWEEN:

RAYCOM MEDIA, INC., as Lender

- and –

FRANKLY INC., as Borrower

CONTEXT

A.	The Lender has agreed to provide the Facility to the Borrower on the terms set out in this Agreement.

B.	The Borrower and the Guarantors have agreed to execute and deliver to the Lender the Loan Documents to which they are a party, and to comply with the other terms set out in this Agreement.

THEREFORE, the Parties agree as follows:

Article 1
INTERPRETATION

1.1	Definitions

In this Agreement, in addition to terms defined elsewhere in this Agreement, the following terms have the following meanings:

1.1.1	“Accounting Changes” means (i) changes in accounting principles of IFRS as issued by the International Accounting Standards Board (or successor thereto or any agency with similar functions); or (ii) (x) changes in the application of such accounting principles adopted; or (y) the adoption of different accounting principles and standards by the Borrower and in each case concurred in by the Borrower’s independent chartered accountants and the Lender.

1.1.2	“Acquisition” means any transaction, or any series of related transactions, by which any Person, directly or indirectly, by means of a takeover bid, tender offer, amalgamation, merger, purchase of Property or otherwise:

1.1.2.1	acquires any business, line of business or business unit of any other Person;

1.1.2.2	acquires all or substantially all of the Property of any other Person;

1.1.2.3	acquires, or acquires Control of, Equity Securities of any other Person representing more than 50% of the ordinary voting power for the election of directors or other governing position, if the business affairs of that Person are managed by a board of directors or other governing body;

1.1.2.4	acquires, or acquires Control of, more than 50% of the ownership or economic interest in any other Person; or

1.1.2.5	acquires Control of any other Person.

1.1.3	“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

1.1.4	“Agreement” means this credit agreement between the Borrower and the Lender, including all Schedules and Exhibits, as it may be confirmed, amended, extended, supplemented or restated by written agreement between the Parties.

1.1.5	“Anti-Money Laundering Legislation” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other Applicable Laws relating to anti-money laundering, anti-terrorist financing, government sanctions and “know your client” matters, whether in Canada or elsewhere, together with any guidelines or orders under those laws.

1.1.6	“Applicable Law” means, at any time, and whether or not having the force of law:

1.1.6.1	any domestic or foreign statute, law (including common and civil law), treaty, code, ordinance, rule, regulation, restriction or by-law;

1.1.6.2	any judgment, order, writ, injunction, decision, ruling, decree or award issued or made by any Governmental Authority;

1.1.6.3	any regulatory policy, practice, guideline or directive of any Governmental Authority; or

\

1.1.6.4	any other Authorization,

in each case binding on or affecting the Person referred to in the context in which the term is used or binding on or affecting the Property of that Person.

1.1.7	“Applicable Period” is defined in Section 1.1.26.

1.1.8	“Arm’s Length” means arm’s length as that term is interpreted in connection with its use in the Income Tax Act.

1.1.9	“Asset Disposition” means, at any time, the direct or indirect sale, transfer, assignment, conveyance, lease or other disposition of any Property by any Person.

1.1.10	“Authorization” means any authorization, order, permit, approval, grant, licence, qualification, consent, exemption, waiver, right, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree, by-law, rule or regulation of any Governmental Authority having jurisdiction over any Person, whether or not having the force of law.

1.1.11	“Borrower” means Frankly Inc., a continued incorporated under the laws of British Columbia, and its successors and permitted assigns.

1.1.12	“Borrower’s Obligations” means, at any time, all of the indebtedness, liabilities and obligations, absolute or contingent, direct or indirect, matured or not matured, liquidated or unliquidated, of the Borrower to the Lender arising under the Facility or created by reason of or relating to this Agreement or any other Loan Document, including all Loans and any unpaid interest on them, all fees due under this Agreement and all reasonable costs and expenses of the Lender, and any other sums payable by the Borrower to the Lender, under the Loan Documents.

1.1.13	“Business Day” means any day excluding a Saturday, Sunday or other day on which commercial banking institutions are generally closed in Toronto, Ontario or New York, New York.

1.1.14	“Capital Expenditure” means any expense classified and accounted for as a capital expenditure pursuant to IFRS.

1.1.15	“Capital Lease” means any lease of Property by a Person as lessee that is required by IFRS to be classified and accounted for as a capital lease on the balance sheet of that Person.

1.1.16	“Capital Lease Obligations” means, for any Person, as of the date of determination, the obligations of that Person to pay rent and other amounts under a Capital Lease.
1.1.17	“Closing Date” means August 31, 2016 or any other date agreed to in writing by the Lender and the Borrower.
1.1.18	“Commitment” means, at any time, the commitment of the Lender to make a Loan available under the Facility in the amount of $14,500,000, as that amount may be reduced, adjusted or amended at any time under the terms of this Agreement, including without limitation Section 2.1.3.
1.1.19	“Communication” means any notice, demand, request, consent, approval or other communication which is required or permitted by this Agreement to be given or made by a Party.
1.1.20	“Compliance Certificate” means a compliance certificate substantially in the form attached to this Agreement as Exhibit 9.1.1.4, to be executed by a Responsible Officer of the Borrower and delivered to the Lender as set out in Section 9.1.1.4.
1.1.21	“Consolidated Basis” means, in relation to any Financial Statements or financial results of the Borrower (or any determination derived from them), the Financial Statements and financial results of the Borrower and the other Obligors, prepared and calculated on a consolidated basis all in accordance with IFRS.
1.1.22	“Constating Documents” means:
1.1.22.1

for a corporation, unlimited liability company, limited liability company or other body corporate, its articles of incorporation, amalgamation, arrangement or continuance or similar organizational documents, by-laws and any unanimous shareholder agreement or other shareholder agreement;

1.1.22.2	for a partnership, limited liability partnership or limited partnership, its partnership declaration, partnership agreement or similar related organizational documents;

1.1.22.3	for a trust, the declaration, indenture or agreement under which it is created and its affairs are governed, or similar related organizational documents; or

1.1.22.4	for any other entity or relationship of entities, the documents and agreements by which they are created and organized.

1.1.23	“Control” means the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and “Controlled” has a corresponding meaning.

1.1.24	“Criminal Code” means the Criminal Code, R.S.C. 1985, c. C-46.

1.1.25	“Current Liens” is defined in Section 6.1.1.13.

1.1.26	“Current Year Excess Cash Flow Amount” means, with respect to any Fiscal Year, commencing the Fiscal Year ending December 31, 2017, and as of any date of determination during the period (the “Applicable Period”) commencing with the date of receipt by the Lender of the consolidated financial statements required by Section 9.1.1.1 for the Fiscal Year ending December 31, 2017, the amount of Excess Cash Flow (which shall not be less than zero) for such Fiscal Year as determined by the Borrower in good faith and supported by calculations of such Excess Cash Flow amount in form and substance satisfactory to the Lender. For avoidance of doubt, the Current Year Excess Cash Flow Amount shall be zero on any date that is not part of the Applicable Period and all references to the definition of Excess Cash Flow to “Fiscal Year” shall be deemed to refer to the Applicable Period.

1.1.27	“Debt” means, at any time, without duplication, and on a Consolidated Basis, the obligations of any Person that are considered as debt in accordance with IFRS, including:

1.1.27.1	all indebtedness of that Person for money borrowed by or otherwise advanced to it for which the principal bears interest, including bankers’ acceptances, letters of credit or letters of guarantee and all indemnity and reimbursement obligations under them;

1.1.27.2	all indebtedness of that Person for the deferred purchase price of Property or services;

1.1.27.3	all indebtedness of that Person created or arising under any conditional sale or other title retention agreement with respect to Property acquired by that Person, including indebtedness under agreements that limit the rights and remedies of the seller or lender if default occurs to repossession or sale of that Property;

1.1.27.4	all interest or other obligations of that Person that are capitalized;

1.1.27.5	all Capital Lease Obligations of that Person;

1.1.27.6	the aggregate amount at which any Equity Securities of that Person that are redeemable or retractable at the option of the holder may be redeemed or retracted for cash or other payment, provided that all conditions precedent for the redemption or retraction have been satisfied;

1.1.27.7	all other obligations of that Person upon which interest charges are customarily paid by that Person;
1.1.27.8	all obligations arising from any right of recourse against that Person relating to any sale of accounts receivable to a Person that is not a Related Party, including in any securitization transaction;

1.1.27.9	all obligations of that Person under any Guarantee; and

1.1.27.10	all Debt of any other Person secured by (or for which a holder of that Debt has an existing right, contingent or otherwise, to be secured by) any Lien on Property, including accounts and contract rights, owned by the first Person, whether or not that Person has assumed or become liable for the payment of the obligation, provided that the amount of that Debt will be deemed to be the lesser of the unpaid amount of that Debt or the fair market value of that Property.

1.1.28	“Default” means any event or condition that with the passage of any time specified, the giving of any notice or the satisfaction of any condition subsequent would constitute an Event of Default.

1.1.29	“Depreciation Expense” means, for any period, depreciation, amortization, depletion and other similar reductions to income of a Person for that period not involving any outlay of cash, all determined in accordance with IFRS.

1.1.30	“Distribution” means any payment by a Person:

1.1.30.1	of any dividends or other distributions in cash on any of its Equity Securities;

1.1.30.2	on account of, or for the purpose of setting apart any Property for, the purchase, redemption, retirement or other acquisition of any of the Equity Securities of that Person or any of its Subsidiaries or any warrants, options or rights to acquire any of those Equity Securities, or the making by that Person of any other distribution in cash relating to any of those Equity Securities;

1.1.30.3	of any principal of, or interest or premium on or of, any Debt of that Person to a shareholder of that Person or to any other Person not at Arm’s Length to that Person or shareholder;

1.1.30.4	of any:
1.1.30.4.1	management, consulting or similar fee or any bonus payment or comparable payment;

1.1.30.4.2	gift or other gratuity; or

1.1.30.4.3	amounts for services rendered, Property leased or acquired, or for any other reason,

in each case, to any Related Party or to any Person not at Arm’s Length to that Person; or

1.1.30.5	the setting aside of any cash or other Property to make any of the payments referred to above .
1.1.31	“Drawdown Date” means the Business Day specified as the date on which the Borrower is requesting that a Loan occur or on which it will occur pursuant to this Agreement.

1.1.32	“Adjusted EBITDA” means, for any period, the Net Income of a Person on a consolidated basis for that period, plus:

1.1.32.1	without duplication, but only to the extent any of those amounts were deducted in determining the Net Income for that period:

1.1.32.1.1	the Interest Expense of that Person for that period;

1.1.32.1.2	the Income Tax Expense of that Person for that period;

1.1.32.1.3	the Depreciation Expense of that Person for that period;

1.1.32.1.4	the actual amortization expenses of that Person for that period; and

1.1.32.1.5	extraordinary and non-recurring losses of that Person for that period; and

1.1.32.1.6	any non-cash equity based compensation; less

1.1.32.2	without duplication, but only to the extent any of those amounts were added in determining Net Income for that period, extraordinary and non-recurring gains of that Person for that period.

1.1.33	“Environmental Activity” means any past, present or future activity, event or circumstance in respect of any Hazardous Materials, including their storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation, or their Release, escape, leaching, dispersal or migration into or movement through the Natural Environment.

1.1.34	“Environmental Laws” means, at any time, all Applicable Laws relating to Hazardous Materials, Environmental Activity and to the protection and regulation of the Natural Environment, or to human health and safety as it relates to Environmental Activity or the Natural Environment.

1.1.35	“Environmental Liabilities” means all Losses of any kind suffered by or against any Person or its business or Property, including or as a result of any order, investigation or action by any Governmental Authority, arising from or with respect to any one or more of the following:

1.1.35.1	the Release, threat of Release or presence of any Hazardous Materials, affecting any Property, whether or not originating or emanating from a Person’s Property or any contiguous Real Property or immovable Property, including any loss of value of any Property as a result of that Release, threat of Release or presence of any Hazardous Materials;

1.1.35.2	the Release of any Hazardous Materials owned by, or under the charge, management or Control of, that Person, or any assignor of that Person;

1.1.35.3	liability incurred under any Environmental Laws for any costs incurred by any Governmental Authority or any other Person, or for damages from injury to, destruction of, or loss of natural resources in relation to, a Person’s Property or related Property, including the reasonable costs of assessing that injury, destruction or loss; and

1.1.35.4	liability for personal injury or Property damage arising in connection with breach of any Environmental Laws, including by reason of any civil law offences or quasi-criminal offences or under any statutory or common law tort or similar theory, including damages assessed for the maintenance of a public or private nuisance or for the carrying on of a dangerous activity at, near, or with respect to a Person’s Property or elsewhere.

1.1.36	“Equity Incentive Plan” means the Borrower’s Stock Option and RSU Plan, as it exists as of the date hereof.

1.1.37	“Equity Securities” means, at any time, all shares or stock of, units of interest in, or participations or rights in, any Person’s capital (or other equivalents), whether voting or non-voting, including any interest in a partnership, limited partnership or other similar Person and any beneficial interest in a trust, and all rights, warrants, debt securities, options or other rights exchangeable for or convertible into any of the equity securities and related interests listed above.

1.1.38	“Event of Default” is defined in Section 10.1.

1.1.39	“Excess Cash Flow” means EBITDA less Interest Expense paid in cash for any Fiscal Year, aggregate tax expenses of the Borrower to the extent paid in cash during such Fiscal Year, Capital Expenditures to the extent paid in cash during such Fiscal Year, the aggregate of all scheduled payments of principal on Debt (other than mandatory prepayments of Loans) made in cash by the Borrower during such Fiscal Year, but only to the extent that such payments or repayments by their terms cannot be reborrowed or redrawn.

1.1.40	“Facility” means the non-revolving credit facility in the initial maximum principal amount of US$14,500,000, made available by the Lender to the Borrower under this Agreement and described in Section 2.1.

1.1.41	“Financial Statements” means a balance sheet, statement of income and retained earnings, statement of cash flow and any other statements required by IFRS, together with all schedules and notes to them.

1.1.42	“Fiscal Quarter” means, relating to any Person, the fiscal quarter of that Person.

1.1.43	“Fiscal Year” means, relating to any Person, the fiscal year of that Person.

1.1.44	“Governmental Authority” means:

1.1.44.1	any federal, provincial, state, local, municipal, regional, territorial, aboriginal, or other government, governmental or public department, branch, ministry, or court, domestic or foreign, including any district, agency, commission, board, arbitration panel or authority and any subdivision of any of them exercising or entitled to exercise any administrative, executive, judicial, ministerial, prerogative, legislative, regulatory, or taxing authority or power of any nature; and

1.1.44.2	any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of them, and any subdivision of any of them.

1.1.45	“Guarantee” means any absolute or contingent liability of any Person under any guarantee, agreement, endorsement (other than for collection or deposit in the ordinary course of business), discount with recourse or other obligation to pay, purchase, repurchase or otherwise be or become liable or obligated upon any Debt of any other Person, and including any absolute or contingent obligations to:

1.1.45.1	advance or supply funds for the payment or purchase of any Debt of any other Person;

1.1.45.2	purchase, sell or lease (as lessee or lessor) any Property, services, materials or supplies primarily for the purpose of enabling any other Person to pay its Debt or to assure the holder of it against loss relating to payment of that Debt; or

1.1.45.3	indemnify or hold harmless any other Person from or against any losses, liabilities or damages, in circumstances intended to enable that other Person to incur or pay any of its Debt or to comply with any agreement relating to it or otherwise to assure or protect creditors against loss relating to that Debt.

1.1.46	“Guaranteed Obligations” means all indebtedness, liabilities and obligations, absolute or contingent, direct or indirect, matured or not matured, liquidated or unliquidated, of the Guarantors and each of them to the Lender under the Guarantee granted by each Guarantor to the Lender at any time.

1.1.47	“Guarantors” means, collectively:

1.1.47.1	Frankly Co. and Frankly Media LLC;

1.1.47.2	each present or future Subsidiary of the Borrower; and

1.1.47.3	each other Person who at any time grants a Guarantee of the Borrower’s Obligations to the Lender, in form and substance satisfactory to the Lender,

and “Guarantor” means any one of them.

1.1.48	“Hazardous Materials” means any substance that when Released into the Natural Environment creates a material risk of causing material harm or degradation, immediately or at some future time, to the Natural Environment, or any ascertainable risk to human health or safety, including any pollutant, contaminant, waste, hazardous waste, dangerous goods (as defined by applicable Environmental Laws), asbestos and polychlorinated biphenyls.

1.1.49	“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.

1.1.50	“Income Tax Act” means the Income Tax Act, R.S.C. 1985, c. 1 (5th Supp.).

1.1.51	“Income Tax Expense” means, with respect to any period, the aggregate of all Taxes on the income or capital of a Person, determined in accordance with IFRS, for that period.

1.1.52	“Indemnified Party” is defined in Section 5.1.

1.1.53	“Insolvency Law” means the Bankruptcy and Insolvency Act, R.S.C. 1985, c. B-3, the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, the Winding-up and Restructuring Act, R.S.C. 1985, c. W-11, and any other laws relating to bankruptcy, insolvency, reorganization, compromise of debts or similar laws of any jurisdiction affecting creditors’ rights generally.

1.1.54	“Insurance” is defined in Section 9.1.14.1.

1.1.55	“Intellectual Property” means trade-marks and trade-mark applications, trade names, certification marks, patents and patent applications, copyrights, domain names, industrial designs, trade secrets, know-how, formulae, processes, inventions, technical expertise, research data and other similar property, all associated registrations and applications for registration, and all associated rights, including moral rights.

1.1.56	“Intellectual Property Rights” is defined in Section 8.1.17.

1.1.57	“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Adjusted EBITDA for the then applicable Reference Period to (b) Interest Expense for the then applicable Reference Period.

1.1.58	“Interest Expense” means, with respect to any Reference Period and on a consolidated basis, the aggregate amount of interest and other financing charges incurred by a Person, determined in accordance with, and characterized under, IFRS as interest, during that period with respect to Debt (including, without duplication, interest, capitalized interest, discount and financing fees, unused commitment fees, commissions, discounts, costs related to factoring or securitizing accounts receivable and other fees and charges payable with respect to letters of credit and bankers’ acceptances, standby fees and the interest component of Capital Lease Obligations and PMSI Obligations).

1.1.59	“Interest Payment Date” means, the first Business Day of each month.

1.1.60	“Investment” means:

1.1.60.1	any direct or indirect purchase or other acquisition by any Investor of Equity Securities, or a beneficial interest in them, of any other Person that does not otherwise constitute an Acquisition, including any exchange of Equity Securities for indebtedness;

1.1.60.2	any direct or indirect loan, advance (other than Loans to employees for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution (by way of cash or Property) by any Investor to any other Person, including all indebtedness and accounts receivable owing to the Investor from that other Person that did not arise from sales or services rendered to that other Person in the ordinary course of the Investor’s business; or

1.1.60.3	any direct or indirect purchase or other acquisition by any Investor of bonds, notes, debentures or other debt securities of any other Person.

1.1.61	“Investor” means any Person who makes an Investment.

1.1.62	“Judgment Conversion Date” is defined in Section 11.14.1.2.

1.1.63	“Judgment Currency” is defined in Section 11.14.1.

1.1.64	“Knowledge of the Obligors” means the knowledge that the Obligors or any of them either have, or would have obtained, after having made or caused to be made all reasonable inquiries necessary to obtain informed knowledge, including inquiries of the records of any Obligor and the management employees of any Obligor who are reasonably likely to have knowledge of the relevant matter.

1.1.65	“Lender” means Raycom Media, Inc., and its successors and assigns.

1.1.66	“Lien” means any Security Interest, lien (statutory, common law, equitable or otherwise), privilege, charge, trust deemed to exist under any Applicable Law or other encumbrance of any kind, or any other agreement or arrangement creating in favour of any claimant or creditor a right relating to any particular Property that is in priority to the right of any ordinary creditors relating to that Property, and including the right of a lessor under a Capital Lease or Operating Lease.

1.1.67	“Loan Documents” means this Agreement, the Security Documents and any other instruments and agreements entered into between the Lender and any Obligor relating to the Facility.

1.1.68	“Loans” means loans made under the Facility by the Lender to the Borrower.

1.1.69	“Losses” means all claims, suits, actions, debts, damages, costs, losses, liabilities, penalties, obligations, judgments, charges, expenses and disbursements, including all reasonable legal fees and disbursements on a solicitor and its own client basis.

1.1.70	“Material Adverse Change” means any event, development or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.
1.1.71	“Material Adverse Effect” means any fact, circumstance or event that could result in a material adverse effect on:

1.1.71.1	the business, financial condition, operations or Property of the Obligors on a Consolidated Basis;

1.1.71.2	the validity or enforceability of any Loan Document;

1.1.71.3	the ability of any Obligor to perform its material obligations under the Loan Documents; or

1.1.71.4	the filing, registration, perfection or priority of any Security Interests created by the Security Documents, other than as a result of Permitted Liens that have priority under Applicable Law, against any Property of any Obligor or the rights and remedies of the Lender against that Property.

1.1.72	“Material Permits” means those Authorizations the breach, non-performance or cancellation of which, or the failure of which to renew, could reasonably be expected to result in a Material Adverse Effect.

1.1.73	“Maturity Date” means the fifth anniversary of the Closing Date, being August 31, 2021, subject to any earlier date that may result from any acceleration of the requirement to pay the Outstanding Obligations under this Agreement.

1.1.74	“Maximum Amount” is defined in Section 2.1.1.

1.1.75	“Natural Environment” means the air, land, subsoil and water (including surface water and ground water), or any combination or part of them.

1.1.76	“Net Income” means, relating to any period, the net income or loss, as applicable, of a Person for that period determined in accordance with IFRS and after Income Tax Expenses but excluding extraordinary items, as shown on that Person’s statement of operations for that period.

1.1.77	“Obligation Currency” is defined in Section 11.13.

1.1.78	“Obligor Location” means, for each Obligor, its sole place of business or chief executive office and, if different, its location as determined under the location of debtor rules in section 7(3) of the Personal Property Security Act (Ontario).

1.1.79	“Obligors” means, collectively, the Borrower and the Guarantors, and “Obligor” means any one of them.
1.1.80	“Operating Lease” means any lease of Property by a Person as lessee that is required by IFRS to be classified and accounted for as an operating lease.

1.1.81	“Operating Lease Obligations” means, under any Operating Lease entered into by any Obligor as lessee, the aggregate amount of the lease payments of the lessee, including all rent and payments to be made by the lessee in connection with the return of the leased Property, during the remaining term of the Operating Lease, including any period for which the Operating Lease has been extended.

1.1.82	“Optional Repayment Date” is defined in Section 4.1.1.

1.1.83	“Outstanding Obligations” means, collectively, the Borrower’s Obligations, the Guaranteed Obligations and all reasonable expenses and charges, whether for legal expenses or otherwise, incurred by the Lender in collecting or enforcing any of the Borrower’s Obligations or the Guaranteed Obligations, or in realizing on or protecting or preserving any security held for those obligations, including the Security Documents.

1.1.84	“Parties” means, collectively, the Borrower, the Guarantors and the Lender, and their respective successors and permitted assigns, and “Party” means any one of them.

1.1.85	“Pension Plan” means any pension plan, fund or other similar program, other than a government sponsored plan, that covers employees of an Obligor who are employed in Canada and either:

1.1.85.1	is subject to any statutory funding requirement that, if not satisfied, results in a Lien or other statutory requirement permitting any Governmental Authority to accelerate the obligation of that Obligor to fund all or a substantial portion of the unfunded, accrued benefit liabilities of that plan; or

1.1.85.2	is, or is intended to be, a “registered pension plan”, as that term is defined in the Income Tax Act.

1.1.86	“Permitted Acquisition” means an Acquisition by an Obligor under which the aggregate consideration is less than $2,500,000 and the aggregate consideration for Acquisitions by all of the Obligors in the Fiscal Year of the Borrower in which the Acquisition takes place is less than $2,500,000, provided that at the time of and immediately after completing the Acquisition no Default or Event of Default will have occurred and be continuing or could reasonably be expected to result from it.

1.1.87	“Permitted Debt” means any of the following types of Debt:

1.1.87.1	the Outstanding Obligations;

1.1.87.2	any Debt listed on Schedule 1.1.87.2 and any renewals, extensions and modifications that do not increase the principal amount of that Debt or otherwise make the terms of it more burdensome;

1.1.87.3	any PMSI Obligations, provided that the aggregate amount of all PMSI Obligations outstanding at any time does not exceed $2,000,000;

1.1.87.4	any other unsecured Debt of the Obligors or any of them not exceeding at any time $200,000 in aggregate principal amount outstanding;

1.1.87.5	secured credit facilities from an arm’s length financial institution in a principal amount of not more than $5,000,000 on terms and conditions satisfactory to the Lender, acting reasonably; and

1.1.87.6	Secured Debt that is subordinated to the Outstanding Obligations on terms satisfactory to the Lender, it its discretion.

1.1.88	“Permitted Disposition” means:

1.1.88.1	the sale of Inventory by any Obligor in the ordinary course of business;

1.1.88.2	the sale or other disposition of any Property other than Inventory by any Obligor in the ordinary course of business, provided that the aggregate value of Property so sold or disposed of by all of the Obligors in any Fiscal Year of the Borrower, valued in each case at its purchase price or exchange value (in the case of Property exchanges) does not exceed $350,000;

provided that at the time of and immediately after making a sale or other disposition referred to in Section 1.1.88.1, no Default or Event of Default will have occurred and be continuing or could reasonably be expected to result from it.

1.1.89	“Permitted Distribution” means:
1.1.89.1	any dividends declared by any Obligor under its Equity Securities that are payable solely in additional Equity Securities, other than any Equity Securities constituting Debt;

1.1.89.2	Distributions by any Obligor to its shareholders, provided that the aggregate amount of those Distributions made by all of the Obligors in any Fiscal Year of the Borrower does not exceed (i) $0 if the Borrower’s Total Leverage Ratio is equal to or more than 3.00:1.00; or (ii) $250,000, annually, if the Borrower’s Total Leverage Ratio is less than 3.00:1.00 and

1.1.89.3	Distributions under any one or more stock option plans, profit sharing plans, employment agreements and other compensation plans for directors, officers or employees of any Obligor, provided that the aggregate amount of the payments made by all of the Obligors in any Fiscal Year of the Borrower under all of those plans and agreements will not exceed amounts that are customary for the Borrower’s past practice and in the ordinary course of business.

provided that at the time of and immediately after paying or making a dividend or Distribution referred to in Sections 1.1.89, no Default or Event of Default will have occurred and be continuing or could reasonably be expected to result from it.

1.1.90	“Permitted Fundamental Change” means:

1.1.90.1	any amalgamation of a Wholly-Owned Subsidiary with the Obligor that owns it, if that Obligor is the continuing or surviving corporation, or with or into one or more other Wholly-Owned Subsidiaries of an Obligor if one of the Wholly-Owned Subsidiaries will be the continuing or surviving corporation, provided that:

1.1.90.1.1	the amalgamated corporation confirms to the Lender in writing, in form and substance satisfactory to the Lender, that the amalgamated corporation is an Obligor under this Agreement and is liable for the Outstanding Obligations;

1.1.90.1.2	the amalgamated corporation immediately delivers to the Lender a certificate of a senior officer attaching the new Constating Documents and incumbency information for that corporation; and

1.1.90.1.3	the Lender receives all Security Documents, legal opinions and other acknowledgements or agreements from all applicable Persons as the Lender may reasonably require; or

1.1.90.2	any sale, lease, transfer or other disposition by a Wholly-Owned Subsidiary of any or all of its Property, upon voluntary liquidation or otherwise, to the Obligor that owns it or any other Wholly-Owned Subsidiary of an Obligor;

provided that at the time of and immediately after a change referred to in Sections 1.1.90.1 or 1.1.90.2 no Default or Event of Default will have occurred and be continuing or could reasonably be expected to result from it.

1.1.91	“Permitted Investment” means:

1.1.91.1	certificates of deposit, time deposits or overnight bank deposits that mature in six months or less from the date of acquisition of them, with or issued by the Lender or any bank listed on Schedule I to the Bank Act (Canada);

1.1.91.2	Investments by one Obligor in or to another Obligor, provided that if the Investments are in the Equity Securities of an Obligor, the Lender has a Security Interest in those Equity Securities under a Security Document;

1.1.91.3	at any time that no Default or Event of Default has occurred and is continuing, Investments by an Obligor in any Obligor’s Wholly-Owned Subsidiary which is not itself an Obligor, provided that the aggregate amount of those Investments made by all of the Obligors in any Fiscal Year of the Borrower does not exceed $500,000;

1.1.91.4	Investments existing on the Closing Date in Equity Securities listed on Schedule 1.1.91.4 or any Replacement Schedule;

1.1.91.5	loans to officers of an Obligor, provided that the aggregate principal amount of all of those loans outstanding at any time does not exceed $150,000; and

1.1.91.6	Investments approved by the Borrower’s shareholders for securities into other companies for an Obligor under which at the time of and immediately after completing the Acquisition, no Default or Event of Default will have occurred and be continuing or could reasonably be expected to result from it; such Investments not to exceed $5,000,000.

1.1.92	“Permitted Liens” means, at any time, any of the following:

1.1.92.1	any Lien for Taxes levied or imposed by a Governmental Authority against an Obligor:

1.1.92.1.1	that are not due or delinquent at that time; or

1.1.92.1.2	the validity of which the Obligor is contesting in good faith at that time and relating to which the Obligor has set aside a reserve sufficient to pay those Taxes, or which at that time is not a material risk to the Property of the Obligor, whether because no steps or proceedings to enforce that Lien have been initiated at that time or because the value of the Property affected by the Lien is not material to the Property of the Obligors collectively;

1.1.92.2	any Lien for any judgment rendered, or order filed, against Property of an Obligor which the Obligor is contesting in good faith at that time:

1.1.92.2.1	relating to which the Obligor has set aside a reserve sufficient to pay that judgment or order in accordance with IFRS; or

1.1.92.2.2	that is not material, because the value of the Property affected by the Lien is not material to the Property of the Obligors collectively;

1.1.92.3	any Lien against an Obligor or Property of an Obligor imposed or permitted by Applicable Law which:

1.1.92.3.1	is inchoate and relates to obligations of an Obligor not yet due or delinquent;

1.1.92.3.2	in the case of any repairer’s or storer’s Lien that has been filed, the aggregate amount of the obligations to which the Lien relates does not exceed $250,000, and that Lien is not a material risk to the Property subject to it, whether because no steps or proceedings to enforce the Lien have been initiated at that time or because the value of the Property affected by the Lien is not material to the Property of the Obligors collectively; or

1.1.92.3.3	is not a material risk to the Property of the Obligor, whether because no steps or proceedings to enforce the Lien have been initiated at that time or because the value of the Property affected by the Lien is not material to the Property of the Obligors collectively;

1.1.92.4	any undetermined or inchoate Lien against an Obligor or Property of an Obligor arising in the ordinary course of and incidental to construction by or current operations of that Obligor:

1.1.92.4.1	that relates to obligations that are not yet due or delinquent;

1.1.92.4.2	that has not been filed under Applicable Law against an Obligor or its Property, or if filed, the Obligor has obtained an order of a court of competent jurisdiction discharging that Lien within 15 days of the filing of it;

1.1.92.4.3	relating to which no steps or proceedings to enforce that Lien have been initiated; or

1.1.92.4.4	that is not a material risk to Property of the Obligors, because the value of the Property affected by the Lien is not material to the Property of the Obligors collectively;

1.1.92.5	easements, rights-of-way, servitudes or other similar rights or restrictions relating to land in which any Obligor has an interest (including rights-of-way and servitudes for railways, sewers, drains, pipe lines, gas and water mains, and electric light, power, telephone internet and cable television conduits, poles, wires, cables and optic fibre cables), granted to or reserved or taken by other Persons, which either alone or in the aggregate do not materially detract from the value of the Property of the Obligors collectively or materially impair the use or operation of that Property;

1.1.92.6	any Lien given by an Obligor to a public utility or any Governmental Authority when and to the extent required by that public utility or Governmental Authority that relates to obligations that are not yet due or delinquent and which Lien does not, either alone or in the aggregate, materially detract from the value of the Property of the Obligors subject to that Lien or materially impair the use or operation of that Property;

1.1.92.7	the reservation in any original grant from the Crown of any Real Property of an Obligor or interests in it, and statutory exceptions to title;

1.1.92.8	any Lien attaching to or against any Property of an Obligor which is in favour of another Obligor and is subordinated in favour of the Lender;

1.1.92.9	cash, marketable securities or bonds deposited by an Obligor in connection with bids or tenders, deposited with a court as security for costs in any litigation, deposited to secure workers’ compensation or unemployment insurance liabilities, or deposited to secure the performance of statutory obligations of an Obligor;

1.1.92.10	Liens securing the performance of statutory obligations, surety or performance bonds and other obligations of similar nature incurred in the ordinary course of business of an Obligor, provided that those Liens are subordinate to the Security Interests created by the Security Documents;

1.1.92.11	Purchase Money Security securing PMSI Obligations that constitute Permitted Debt;

1.1.92.12	any Operating Leases of an Obligor under which the aggregate Operating Lease Obligations outstanding at any time under leases of personal Property do not exceed $2,000,000, and the aggregate Operating Lease Obligations outstanding at any time under any Real Property Leases of an Obligor constituting Operating Leases do not exceed $10,000,000;

1.1.92.13	Security Interests securing Debt permitted pursuant section 1.1.87.5, which may permit the lender providing such Debt to have a first priority security interest on cash and accounts receivable of the Obligors, subject to an interecreditor arrangement satisfactory to the Lender, acting reasonably;

1.1.92.14	other than as set out in Section 1.1.92.13, any Lien securing Permitted Debt; and

1.1.92.15	the Liens set forth in Schedule 8.1.19

1.1.92.16	the Security Interests created by the Security Documents.

1.1.93	“Person” will be broadly interpreted and includes:

1.1.93.1	a natural person, whether acting in his or her own capacity, or in his or her capacity as executor, administrator, estate trustee, trustee or personal or legal representative, and the heirs, executors, administrators, estate trustees, trustees or other personal or legal representatives of a natural person;

1.1.93.2	a corporation or a company of any kind, a partnership of any kind, a sole proprietorship, a trust, a joint venture, an association, an unincorporated association, an unincorporated syndicate, an unincorporated organization or any other association, organization or entity of any kind; and

1.1.93.3	a Governmental Authority.

1.1.94	“PMSI Obligation” means:

1.1.94.1	the unpaid purchase price of any tangible Property purchased or acquired by an Obligor;

1.1.94.2	any indebtedness incurred or assumed by an Obligor to enable it to acquire rights in any tangible Property, to the extent that the indebtedness is applied to acquire those rights; and

1.1.94.3	any Capital Lease Obligations of an Obligor,

provided that before entering into the agreement creating the obligations described in Sections 1.1.94.1, 1.1.94.2 and 1.1.94.3, no Obligor or any Related Party to an Obligor owned or had any interest in that Property or any portion of it; and

1.1.94.4	any extensions, renewals, refinancings or replacements, whether from the same or another lender or lessor, in whole or in part, of any indebtedness or lease obligations described in Sections 1.1.94.1, 1.1.94.2 and 1.1.94.3, provided that the principal amount of indebtedness of an Obligor secured by, or of the Capital Lease Obligations of an Obligor after, any extension, renewal, refinancing or replacement does not exceed the principal amount outstanding immediately before the extension, renewal, refinancing or replacement, and the Liens granted in respect of that indebtedness or those Capital Lease Obligations will be limited to all or a part of the Property or assets which secured that indebtedness or those Capital Lease Obligations immediately prior to that extension, renewal, refinancing or replacement.

1.1.95	“Priority Claims” means, at the time of any determination of them, the aggregate amount due and payable at that time which is subject to or secured by one or more statutory Liens created or arising, without any necessity for the consent or agreement of any Obligor, by operation of Applicable Law that rank or are capable of ranking in priority to or pari passu with the Security Interests created by the Security Documents, including all claims that are due and payable or past due relating to employee salaries and wages, vacation pay, employee withholdings, pension plan contributions, workers’ compensation assessment, Taxes (including municipal Taxes) and claims by public utilities.

1.1.96	“Property” means present and after-acquired property, assets, undertakings and privileges, whether real or personal, tangible or intangible, moveable or immoveable, and all interests in them.

1.1.97	“Purchase Money Security” means any Security Interest created or assumed by an Obligor to secure PMSI Obligations that extends only to the Property that the Obligor acquired or leased in incurring or assuming those PMSI Obligations, and the identifiable or traceable proceeds of that Security Interest.

1.1.98	“Real Property” means all present and future real property and all interests in it, whether held in fee simple or any lesser estate, including all Real Property Leases, mortgages, easements, rights-of-way, licences, privileges, benefits, and rights related to or connected with that real property.

1.1.99	“Real Property Leases” means all leases, agreements to lease or sub-leases relating to any Real Property, including all easements, rights-of-way, licences, privileges, benefits, and rights related to or connected with that Real Property, and all present and future licences under which the licencee is given the right to use or occupy any Real Property, all as amended, extended or renewed.

1.1.100	“Receivable” means a trade account receivable of or owned by an Obligor, and all related instruments and documents.

1.1.101	“Reference Period” means, with respect to any date of determination, the most recent four (4) consecutive Fiscal Quarter period then ended or most recently ended for which financial statements have been made available to the Lender;

1.1.102	“Related Parties” means, with respect to any Person, that Person’s Affiliates and the directors, officers, employees, agents and advisors of that Person and of that Person’s Affiliates, and “Related Party” means any one of them.

1.1.103	“Release” includes deposit, leak, emit, add, spray, inject, inoculate, abandon, spill, seep, pour, empty, throw, dump, place and exhaust, and when used as a noun has a corresponding meaning.

1.1.104	“Risk Management Transaction” means any foreign exchange or interest rate risk management transaction, commodity swap, option, cap, collar, floor or similar arrangement or other risk management arrangement to which any Person is a party.
1.1.105	“Security Documents” is defined in Section 7.1.1.

1.1.106	“Security Interest” means any mortgage, charge, pledge, assignment, hypothecation, title retention, finance lease or security interest, including any trust obligations, creating in favour of any creditor a right in respect of any Property.

1.1.107	“Seller Debt” is defined in Section 2.2.1.

1.1.108	“Software Escrow Agreement” is defined in Section 7.1.1.4.

1.1.109	“Subsidiary” means, with respect to any Person (in this Section 1.1.109 the “Parent”), at any time, any corporation, limited liability company, trust, partnership, limited partnership, association or other entity the accounts of which would be consolidated with those of the Parent in the Parent’s consolidated Financial Statements if those Financial Statements were prepared in accordance with IFRS as of that date, as well as any other corporation, limited liability company, trust, partnership, limited partnership, association or other entity:

1.1.109.1	of which Equity Securities representing more than 50% of the equity or economic interest in them or more than 50% of the ordinary voting power, or, in the case of a partnership, more than 50% of the general or limited partnership interests or the economic interest in them are, as at that time, owned, Controlled or held by any combination of the Parent and one or more Subsidiaries of the Parent; or

1.1.109.2	that is, as at that time, otherwise Controlled by any combination of the Parent and one or more Subsidiaries of the Parent.

1.1.110	“Taxes” means all present and future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable to them.

1.1.111	“Three Party Escrow Agreement” is defined in Section 7.1.1.5;

1.1.112	“Total Leverage Ratio” means, at any time, without duplication and on a Consolidated Basis, the ratio of:

1.1.112.1	the aggregate amount of Debt of the Borrower; to

1.1.112.2	Adjusted EBITDA of the Borrower,

in each case, for the applicable Reference Period of the Borrower.

1.1.113	“U.S. Dollars” or “U.S.$” each means currency of the United States of America which, as at the time of payment or determination, is legal tender in the United States of America for the payment or determination of public or private debts.

1.1.114	“Wholly-Owned Subsidiary” means any Subsidiary of a Person in which that Person owns, directly or indirectly, 100% of the issued and outstanding Equity Securities.

1.2	Certain Rules of Interpretation

1.2.1	In this Agreement, words signifying the singular number include the plural and vice versa, and words signifying gender include all genders. Every use of the words “including” or “includes” in this Agreement is to be construed as meaning “including, without limitation” or “includes, without limitation”, respectively.

1.2.2	The division of this Agreement into Articles and Sections, the insertion of headings and the inclusion of a table of contents are for convenience of reference only and do not affect the construction or interpretation of this Agreement.

1.2.3	References in this Agreement to an Article, Section, Schedule or Exhibit are to be construed as references to an Article, Section, Schedule or Exhibit of or to this Agreement unless otherwise specified.

1.2.4	Unless otherwise specified in this Agreement:

1.2.4.1	time periods within which or following which any calculation or payment is to be made, or action is to be taken, will be calculated by excluding the day on which the period begins and including the day on which the period ends; and

1.2.4.2	if the last day of a time period is not a Business Day, the time period will end on the next Business Day.

1.2.5	Unless otherwise specified, any reference in this Agreement to any statute includes all regulations and subordinate legislation made under or in connection with that statute at any time, and is to be construed as a reference to that statute as amended, modified, restated, supplemented, extended, re-enacted, replaced or superseded at any time.

1.2.6	References to an amount of money in this Agreement will, unless otherwise expressly stated, be to that amount in United States Dollars.

1.3	Governing Law

This Agreement is governed by, and is to be construed and interpreted in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein.

1.4	Entire Agreement

This Agreement, together with, any other agreement or agreements and other documents (including other Loan Documents) to be delivered under this Agreement, constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no representations, warranties or other agreements between the Parties in connection with the subject matter of this Agreement except as specifically set out in this Agreement or in any of the other agreements and documents (including other Loan Documents) delivered under this Agreement. No Party has been induced to enter into this Agreement in reliance on, and there will be no liability assessed, either in tort or contract, with respect to, any warranty, representation, opinion, advice or assertion of fact, except to the extent it has been reduced to writing and included as a term in this Agreement or in any of the other agreements and documents (including other Loan Documents) delivered under this Agreement.

1.5	Business Day

Whenever any calculation or payment to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, then unless otherwise specified in this Agreement, the calculation or payment is to be made, or action is to be taken, on the next Business Day.

1.6	Conflicts

In the event of a conflict in or between the provisions of this Agreement and the provisions of any other Loan Document, then, despite anything contained in that other Loan Document, the provisions of this Agreement will prevail and those provisions of that other Loan Document will be deemed to be amended to the extent necessary to eliminate the conflict. If any act or omission is expressly prohibited under a Loan Document, other than this Agreement, but this Agreement does not expressly permit that act or omission, or if any act is expressly required to be performed under a Loan Document, other than this Agreement, but this Agreement does not expressly relieve the applicable Obligor from that performance, that circumstance will not constitute a conflict in or between the provisions of this Agreement and the provisions of that other Loan Document.

1.7	Guaranteed Amounts

In this Agreement, a Guarantee will be deemed to be in an amount equal to the amount of the Debt relating to which the Guarantee is given, unless the Guarantee is limited to a determinable amount, in which case the amount of the Guarantee will be deemed to be the lesser of the amount of the Debt relating to which the Guarantee is given and that determinable amount.

1.8	Accounting Changes

If any Accounting Changes occur and such changes result in a material change in the calculation of the financial covenants, standards or terms used in this Agreement or any other Loan Document, the Borrower and the Lender agree to enter into negotiations in order to amend such provisions of this Agreement or such Loan Document, as applicable, so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such accounting changes as if such accounting changes had not been made.

If the borrower and the Lender agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Changes with respect thereto has been implemented, any reference to IFRS contained in this Agreement or in any other Loan Document shall, only to the extent of such Accounting Changes, refer to IFRS, consistently applied after giving effect to the implementation of such Accounting Changes.

If the Borrower and the Lender cannot agree upon the required amendments within thirty (30) days following the date of implementation of any Accounting Change, then all calculations of financial covenants and other standards and terms in this Agreement and the other Loan Documents shall continue to be prepared, delivered and made without regard to the underlying Accounting Change. In such case, Borrower shall, in connection with the delivery of any financial statements under this agreement, provide a management prepared reconciliation of the financial covenants to such financial statements in light of such Accounting Changes.

1.9	Schedules and Exhibits

The following is a list of Schedules and Exhibits:

Schedules	Subject Matter
1.1.87.2	Permitted Debt
1.1.91.4	Investments on Closing Date
8.1.6	Litigation
8.1.8	Organizational Structure
8.1.9	Equity Securities
8.1.10.2	Taxes
8.1.11.1	Owned and Leased Real Property
8.1.11.2	Operating Leases and Capital Leases
8.1.15	Environmental Disclosure
8.1.17	Intellectual Property Rights
8.1.18	Software
8.1.19	Permitted Liens
Exhibits	Subject Matter
7.1.1.4	Code Escrow Agreement
7.1.1.5	Three-Party Escrow Service Agreement
9.1.1.4	Compliance Certificate

Article 2
CREDIT FACILITy

2.1	Facility

2.1.1	Subject to the terms and conditions of this Agreement, the Lender establishes in favour of the Borrower a non-revolving credit facility as described in this Section 2.1 (the “Facility”) for the period from and after the Closing Date until the Maturity Date, and agrees to make Loans available to the Borrower under the Facility, provided that the sum of all Loans outstanding under the Facility will not at any time exceed US$14,500,000 (subject to Section 2.1.3, the “Maximum Amount”);

2.1.2	Within the limits and restrictions set out in Section 2.1.1, the principal amount outstanding to the Lender under the Facility may not revolve but the Borrower may repay Loans in full or in accordance with the terms hereof without penalty.

2.1.3

Subject to the consent of the Lender, at its sole discretion, if the Borrower requires further loans for working capital or general operating requirements, it may request from time to time on not less than thirty (30) Business Days written notice, that the Maximum Amount be increased by minimum increments of US$500,000 up to an aggregate amount of US$1,500,000. Such requests once delivered shall be irrevocable. No such request may be delivered later than ninety (90) days prior the Maturity Date. If the Lender agrees, in its sole discretion, to an increase in the Maximum Amount, it shall so advise the Borrower in writing and the Borrower and the Lender shall agree on the date or dates on which further Loans shall be made (which shall be in the full amount of the agreed upon increase to the Maximum Amount). If the Lender does not advise the Borrower in writing within fifteen (15) Business Days that it has agreed to an increase in the Maximum Amount, the Lender shall be deemed to have refused such increase and the Maximum Amount shall remain unchanged. If any Event of Default or Default shall have occurred, no increase to the Maximum Amount shall be available. For certainty, no amounts repaid may be reborrowed pursuant to this Section

2.2	Purpose

The Borrower will use the Loans obtained by it under the Facility as follows:

2.2.1	the initial Loan will be used to repay in full the indebtedness, liabilities and obligations of the Borrower to the sellers in connection with the Borrower’s purchase of Frankly Media LLC (other than $1,000,000 in principal Debt owing to the Lender in respect thereof) (“Seller Debt”) on the Closing Date; and

2.2.2	each subsequent Loan will be used by the Borrower solely to finance the working capital and other general operating requirements of the Obligors.

2.3	Drawdowns—Notices and Limitations

2.3.1	The first Loan hereunder shall be in the Maximum Amount as of the Closing Date and shall be made on the day after the Closing Date;

2.3.2	No Loan may occur if a Default or Event of Default is subsisting, or all of the conditions precedent in Article 6 have not been satisfied and all other terms and conditions of this Agreement have been met.

2.4	Lender’s Records

The Lender will maintain records of:

2.4.1	the Borrower’s Obligations for outstanding Loans and accrued interest on them, fees relating to them, and other amounts payable under this Agreement;

2.4.2	the amounts paid at any time by the Borrower to the Lender under this Agreement for Loans, interest, fees and other amounts.

The Borrower agrees that all records kept by the Lender will constitute prima facie evidence of the matters referred to in this Section, but the failure of the Lender to make any entry in its records will not limit or otherwise affect the obligations of the Borrower under this Agreement or with respect to any Loans, Loans, interest, fees or other amounts owed by it to the Lender.

 Article 3
CALCULATION OF INTEREST, FEES AND EXPENSES

3.1	Calculation and Payment of Interest

3.1.1	The Borrower will pay interest on each Loan outstanding at any time at a rate per annum of 10%. Interest will accrue and be calculated, but not compounded, daily on the principal amount of each Loan on the basis of the actual number of days each Loan is outstanding in a year of 365 or 366 days, as applicable, and will be compounded and payable monthly in arrears on each Interest Payment Date.

To the maximum extent permitted by Applicable Law, the Borrower will pay interest on all overdue amounts owing by the Borrower under this Agreement, including any overdue interest payments, from the date each of those amounts is due until the date each of those amounts is paid in full. That interest will be calculated daily, compounded monthly and payable on demand of the Lender at a rate per annum of 12%.

3.2	Expenses

The Borrower will pay to the Lender on the Closing Date, or reimburse the Lender for, the following reasonable out-of-pocket expenses, including reasonable legal fees and disbursements (on a solicitor and its own client basis):

3.2.1	the expenses of the Lender incurred in negotiating, preparing, registering and executing the Loan Documents; and

3.2.2	the expenses of the Lender incurred in enforcing the Loan Documents, including the costs of legal counsel acting on behalf of the Lender.

3.3	General Provisions Regarding Interest

3.3.1	Each determination by the Lender of the amount of interest, fees or other amounts payable by the Borrower to the Lender under this Agreement will be prima facie evidence of the accuracy of the determination.

3.3.2	Except as otherwise provided in this Agreement, all interest, fees and other amounts payable by the Borrower under this Agreement will accrue daily, be calculated as described in this Agreement, and be payable both before and after demand, maturity, default and judgment.

3.3.3	To the full extent permitted by Applicable Law, the covenant of the Borrower to pay interest at the rates provided in this Agreement will not merge in any judgment relating to any obligation of the Borrower to the Lender.

3.3.4	For the purposes of the Interest Act, R.S.C. 1985, c. I-15:

3.3.4.1	the principle of deemed reinvestment of interest will not apply to any calculation or determination of interest under this Agreement;
3.3.4.2	the rates of interest specified in this Agreement are intended to be nominal rates and not effective rates; and
3.3.4.3	unless otherwise stated, each rate of interest specified in this Agreement as an interest rate “per annum” or a similar expression, is to be calculated on the basis of a calendar year of 365 or 366 days, as applicable, and the annual rate of interest which is equivalent to that interest rate will be that rate multiplied by a fraction, the numerator of which is the total number of days in each year and the denominator of which is 365 or 366 days, as applicable. If the amount of any interest is determined or expressed on the basis of a period of less than a year of 365 or 366 days, as applicable, the equivalent annual rate is equal to the rate so determined or expressed, divided by the number of days in the period, and multiplied by the actual number of days in that calendar year.

3.4	Maximum Return

3.4.1	In no event will any interest, fees or other amounts payable under this Agreement exceed the maximum rate permitted by Applicable Law. If any provisions of this Agreement would require the Borrower to pay any interest or make any other payment that is construed by a court of competent jurisdiction to be interest in an amount or calculated at a rate that would be prohibited by Applicable Law or would result in receipt by the Lender of interest at a criminal rate (as those terms are construed under the Criminal Code), then despite those provisions, that amount or rate will be deemed to have been reduced to the maximum amount or rate recoverable under Applicable Law, as if the Parties had agreed to that amount or rate by contract. That reduction will be effected, to the extent necessary:

3.4.1.1	firstly, by reducing the amount or rate of interest otherwise required to be paid under Article 3 of this Agreement; and

3.4.1.2	secondly, by reducing any fees, commissions, premiums and other amounts that would constitute interest for the purposes of Section 347 of the Criminal Code.

3.4.2	If, despite the provisions of this Section 3.4 and after giving effect to all reductions under it, the Lender has received an amount or rate in excess of the maximum permitted by the Criminal Code, then that excess will be applied by the Lender to reduce the principal balance of the Borrower’s Obligations outstanding and not to the payment of interest, with any remaining portion being paid to subsequent secured creditors or to the applicable Obligors, as determined by Applicable Law.

3.4.3	Any amount or rate of interest referred to in this Section 3.4 will be determined in accordance with generally accepted actuarial practices and principles at an effective annual rate of interest over the term of this Agreement on the assumption that any charges, fees, expenses or other amounts that fall within the meaning of “interest” (as defined in the Criminal Code) will, if they relate to a specific period of time, be prorated over that period of time and otherwise be prorated over the term of this Agreement and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Lender will be conclusive for the purposes of that determination.

Article 4
REDUCTION OF COMMITMENT AND REPAYMENT

4.1	Optional Repayment of Loans under the Facility

4.1.1	The Borrower will have the right at any time on any Business Day (an “Optional Repayment Date”) to repay all, or a portion of, Loans outstanding under the Facility without premium, penalty or bonus on the following terms and conditions:

4.1.1.1	the Lender will have received an irrevocable written notice by 12:00 (noon) (Toronto time) not fewer than three Business Days before the Optional Repayment Date specifying the Loans will be repaid in full;

4.1.1.2	on the applicable Optional Repayment Date, the Borrower will repay the outstanding Loans in accordance with the notice given under Section 4.1.1.1 together with all interest, fees and other amounts accrued and unpaid under this Agreement, and any amounts payable under Section 5.1.

4.2	Repayment of Facility

Subject to the terms and conditions of this Agreement, all Loans outstanding under the Facility, together with all accrued interest, fees and other amounts unpaid relating to those Loans, will be due and payable in full on the Maturity Date, and the Facility will be automatically terminated at that time.

4.3	Other Mandatory Repayments

4.3.1	Subject to the other subsections of this Section 4.3, if at any time the sum of all Loans outstanding under the Facility exceeds the Maximum Amount the Borrower will immediately repay to the Lender an amount of the applicable Loans outstanding at least equal to that excess.

4.3.2	The Borrower shall make all of the following mandatory repayments:

4.3.2.1	a mandatory repayment of US $2,000,000 prior to August 31, 2019;

4.3.2.2	commencing on November 30, 2019 and on the last day of the month of each three month period thereafter, an amount of US$687,500 per three month period;

4.3.2.3	proceeds (less actual costs paid and income taxes) on any asset sales or issuances of debt or equity (subject to certain priority of payment in favour of Silicon Valley Bank or Bridge Bank only in respect of accounts receivable of the Obligors);

4.3.2.4	upon a successful listing of Borrower’s shares on the NASDAQ with a capital raise of between US$8,000,000 to $US11,000,000 mandatory repayment in the amount of US$2,000,000, which will be applied toward fulfilling the repayment obligation required by Section 4.3.2.1 by August 31, 2019 if completed by March 31, 2017;

4.3.2.5	upon a successful listing of Borrower’s shares on the NASDAQ with a capital raise of more than US$12,000,000, a mandatory repayment in the amount of US$3,000,000 which will be applied toward fulfilling the $2,000,000 repayment obligation required by Section 4.3.2.1 by August 31, 2019 if completed by March 31, 2017 and any amounts raised in excess of US$2,000,000 will be applied pro rata to repayment obligations required by Section 4.3.2.2 commencing November 30, 2019; and

4.3.2.6

commencing on the financial year ending December 31, 2017, and each financial year ending after December 31, 2017, 100% of the Current Year Excess Cash Flow Amount in excess of $2,000,000 shall be paid to the Lender as a mandatory repayment amount no later than May 1 of the following year until a Total Leverage Ratio of not more than 3.00:1.00 has been met for such Fiscal Year, at which point 50% of the Current Year Excess Cash Amount in excess of $2,000,000 shall be paid to the Lender as mandatory repayment amounts. Such Excess Cash Flow payments shall be applied pro rata to reduce other mandatory payments due hereunder

4.3.3	Prepayments under this Section 4.3 of Loans outstanding will be applied by the Lender:

4.3.3.1	firstly, to repay principal of Loans outstanding under the Facility; and

4.3.3.2	secondly, to repay any other Outstanding Obligations.

4.3.4	The payments set out in this Section 4.3 are in addition to all other payments of principal, interest, fees, expenses or other amounts required under this Agreement.

4.4	Payments—General

4.4.1	Except as otherwise provided in this Agreement, all payments of principal, interest, fees, expenses and other amounts payable under the Borrower’s Obligations and owing at any time by the Borrower to the Lender under this Agreement will be made in immediately available, freely transferable same day funds in the currency in which the Loans are outstanding, at the Lender’s address for notice provided herein. All payments received after 12:00 (noon) (Toronto time) will be deemed to be received on the next Business Day.

4.4.2	The Borrower will make all payments required under this Agreement, whether of principal, interest, fees, expenses or other amounts payable under the Borrower’s Obligations or otherwise owing by the Borrower to the Lender:

4.4.2.1	in accordance with the terms of this Agreement; and

4.4.2.2	without regard to any defence, counterclaim, deduction or right of set off available to the Borrower.

4.4.3	Except as otherwise provided in this Agreement, if any payment required under this Agreement becomes due and payable on a day that is not a Business Day, that payment will be made on the next following Business Day, and any extension of time in those circumstances will be included in computing interest and any other amounts payable under this Agreement relating to that payment.

Article 5
INDEMNITIES

5.1	General Indemnity

The Borrower will indemnify and save harmless the Lender and its Affiliates, officers, directors, employees, agents and attorneys (in this Article 5, each an “Indemnified Party”), immediately on demand by the Lender, from and against all Losses that any Indemnified Party may sustain or incur as a result of or in connection with the Facility or the Loan Documents, including as a result of or in connection with:

5.1.1	any cost or expense incurred by reason of the liquidation or redeployment in whole or in part of deposits or other funds required to fund or maintain any Loan as a result of the Borrower’s failure to complete a Loan or to make any payment, prepayment or repayment on the date required under this Agreement or specified by the Lender in any notice given under this Agreement;

5.1.2	the Borrower’s failure to pay principal, interest, fees, expenses or other amounts due under this Agreement on the due date after the expiration of any applicable grace periods;

5.1.3	the acceleration under Article 10 of this Agreement of any of the Facility or of the Loans or any other amounts owing under this Agreement or any other Loan Documents;

5.1.4	the Borrower’s failure to give any notice required to be given by it to the Lender under this Agreement;

5.1.5	any inaccuracy in the representations and warranties in Article 8 of this Agreement or any other representation, warranty or statement of any Obligor in any other Loan Documents;

5.1.6	any failure of any Obligor to observe or comply with the covenants, negative covenants or other agreements applicable to it under the Loan Documents; or

5.1.7	the occurrence of any Default or Event of Default.

5.2	Environmental Indemnity

Without limiting the indemnity in Section 5.1 above, the Borrower will indemnify and save harmless each Indemnified Party, immediately on demand by the Lender on the terms set out in this Section 5.2, from and against all Environmental Liabilities that any Indemnified Party may sustain or incur as a result of or in connection with the Facility or the Loan Documents, including as a result of or in connection with:

5.2.1	realization on the Security Documents;

5.2.2	an Indemnified Party being a lender to the Borrower or a successor to or assignee of any right or interest of any Obligor;

5.2.3	any order, investigation or action by any Governmental Authority relating to any Obligor or its Business or the Property;

5.2.4	an Indemnified Party being or being deemed to be a mortgagee in possession of the Property of any Obligor or a successor or successor-in-interest to any Obligor as a result of taking possession of all or any of the Property of an Obligor, whether by foreclosure, foreclosure deed, deed in lieu of foreclosure or by any other means; or

5.2.5	the past, present or future operations of any Obligor or any predecessor in interest to any Obligor, or the past, present or future condition of any part of any Property owned, operated, leased or occupied by any Obligor or any predecessor in interest to any Obligor.

Article 6
CONDITIONS PRECEDENT

6.1	Conditions Precedent to the Initial Drawdown

The obligation of the Lender to make available the initial Loans is subject to the Borrower satisfying each of the conditions precedent set out in this Section 6.1 on or before the Closing Date, to the satisfaction of the Lender and its counsel.

6.1.1	Documents. The Lender will have received, in form and substance satisfactory to it, duly executed and delivered originals of the following:

6.1.1.1	this Agreement;

6.1.1.2	the Security Documents;

6.1.1.3	a certificate dated as of the Closing Date from a Responsible Officer of each Obligor:

6.1.1.3.1	attaching true copies of its Constating Documents;

6.1.1.3.2	attaching true copies of resolutions dated as of the Closing Date of its directors or other managing body authorizing the entering into, execution, delivery and performance of the Loan Documents to which it is a party and setting out the manner in which those Loan Documents are to be executed and delivered;

6.1.1.3.3	setting out specimen signatures of one or more Responsible Officers or other authorized signatories who will sign on its behalf the Loan Documents to which it is a party;

6.1.1.3.4	certifying any other matters as required by the Lender, acting reasonably, including the matters referred to in Sections 6.2.1, 6.2.2, and 6.2.3;

6.1.1.4	a Compliance Certificate as at the Closing Date;

6.1.1.5	certificates of status relating to each Obligor that is a corporation, and partnership searches relating to each Obligor that is a partnership;

6.1.1.6	an opinion of counsel for the Obligors in each jurisdiction specified by the Lender, acting reasonably, addressed to the Lender and its counsel and dated the Closing Date, with respect to the existence, powers and capacity of each Obligor, the authorization, execution and delivery of the Loan Documents, the legality, validity and enforceability of the Loan Documents, regulatory compliance, the validity of the Security Interests created by the Security Documents, the registration of the Security Documents and perfection of the Security Interests created by them, the absence of conflict and any other matters as the Lender requires, in form and substance satisfactory to the Lender, acting reasonably;

6.1.1.7	all other documents and instruments that are customary for transactions of this type or as may be reasonably requested by the Lender;

6.1.1.8	simultaneous with the initial Loan, all other creditors to the Obligors (other than ordinary course of business trade creditors) have been repaid in full and their security terminated and their security interests discharged (or an undertaking to discharge satisfactory to the Lender has been received by the Lender);

6.1.1.9	Lender’s shall have received a warrant certificate and other warrant documentation entitling the Lender to acquire 14,809,720 common shares of the Borrower at any time within 5 years following the Closing Date with an exercise price of 0.50CAD; all on terms and conditions satisfactory to the Lender and confirmation of listing approval from the TSXV in respect of the common shares issuable upon exercise of such warrants from time to time;

6.1.1.10	the Borrower’s financial projections which, for certainty, shall include a balance sheet, income statement and statement of cash flows, along with all pertinent underlying assumptions, prepared on a monthly pro-forma basis, for the fiscal years ended 2016 and 2017, with demonstrated liquidity to fund ongoing business requirements of the Obligors satisfactory to the Lender;

6.1.1.11	the Obligors’ operational plan;

6.1.1.12	the execution and delivery of appropriate and duly authorized legal documentation as required by the Lender (including, without limitation, the Loan Agreement and all applicable security documents, legal opinions (including supporting resolutions and certificates), compliance certificates, original share certificates and powers of attorney, landlord, source code escrow agreements, PPSA and UCC estoppel letters, inter-creditor agreements with third party debt holders and subordination agreements, if applicable), which must be satisfactory in form and substance to Borrower and Lender and their respective counsels;

6.1.1.13	simultaneous with the closing, the Lender’s satisfaction that the assets of the Obligors are free and clear of all liens and security interests (other than the Permitted Liens and as may be permitted by the Lender) and that the security interests granted to the Lender have been perfected and all security filings in favour of the Lender have been properly registered and completed;

6.1.1.14	the corporate structure, ownership structure, financial condition and capital structure of the Obligors and their respective subsidiaries;

6.1.1.15	all material agreements of the Borrower and the Guarantors (as determined by the Lender);

6.1.1.16	Lender’s satisfaction that there has occurred no Material Adverse Change;

6.1.1.17	the Obligors shall not have incurred or assumed any Debt on or prior to the Closing Date (other than to the Lender, as contemplated by this Loan Agreement and as otherwise agreed in writing by the Lender);

6.1.1.18	simultaneous with the closing, US$1,000,000 of the existing US$4,000,000 principal amount of the loans owing by the Borrower to the Lender shall be repaid by the issuance of US$1,000,000 of common stock in the Borrower, based on the Market Price of such stock and subject to documentation satisfactory to the Lender; and

6.1.1.19	irrevocable direction to the Lender, in form and content satisfactory to the Lender, that the proceeds of the initial Loan is to repay in full on the Closing Date the Seller Debt.

6.1.2	Further Conditions. The Borrower will have satisfied as at the Closing Date the conditions precedent set out in Sections 6.2.1 to 6.2.5 inclusive.

6.1.3	Registration of Security. The Security Documents or notices of them will have been duly registered, recorded or filed in all places and jurisdictions that the Lender and its counsel deem appropriate, all steps will have been taken to validly create, perfect, protect and preserve the Security Interests created by the Security Documents and to provide the Facility, the Outstanding Obligations and those Security Interests with the priority contemplated by this Agreement, and the Lender will have received evidence satisfactory to the Lender and its counsel of the completion of those registrations, recordings and filings and the full payment of all necessary registration, recording and filing fees for them.

6.1.4	Fees. The Borrower will have paid to the Lender all fees and expenses that are due and payable by the Borrower on or before the Closing Date under the Loan Documents.

6.1.5	Insurance. The Lender will have received a certificate from each insurance broker of the Obligors with respect to the Insurance, in scope and substance satisfactory to the Lender, dated not more than 30 days before the Closing Date, confirming that the Obligors have the Insurance required by Section 9.1.16.

6.1.6	Due Diligence. The Lender will have been satisfied with the results of its financial, business and legal due diligence with respect to the Obligors, and will have received and be satisfied with the results of all Property, litigation, judgment, bankruptcy, execution and other searches conducted or caused to be conducted by the Lender and its counsel with respect to the Obligors in all jurisdictions that the Lender and its counsel deem appropriate.

6.1.7	Regulatory Approval, Consents and Waivers. The Lender will be satisfied, acting reasonably, that all material Authorizations required in connection with the Loan Documents have been obtained and are in full force and effect, and that all consents and waivers from other Persons required to authorize, execute, deliver and perform the Loan Documents have been obtained, to the extent that completion of the transactions contemplated by the Loan Documents would otherwise be restricted or prohibited under the terms of any Material Contract to which any Obligor is a party, or by which it is bound, including any consents to the Security Interests created by the Security Documents from landlords under any Real Property Leases of any Obligor, and any other consents and waivers as may be required by the Lender.

6.2	Conditions Precedent to all Loans

The obligation of the Lender to make available or permit any Loans is subject to the Borrower satisfying each of the conditions precedent set out in this Section 6.2 as at each date of advance of such Loan to the satisfaction of the Lender and its counsel:

6.2.1	the representations and warranties contained in Section 8.1 will be true and correct on each date of such Loan with the same effect as if made as of that date;

6.2.2	no Material Adverse Change will have occurred and be continuing, and no Material Adverse Change will result from any Loan;

6.2.3	no Default or Event of Default will have occurred and be continuing, and no Default or Event of Default will result from the making or permitting of an Loan;

6.2.4	the Lender will not have received a notice from any Person of any Priority Claims or of any other claims the effect of which under Applicable Law would be to make the Lender liable to that Person for the amount to be advanced, if that amount was advanced, including third party demands made by Canada Revenue Agency or the Internal Revenue Service and any notice of seizure of bank accounts or the credit balance in them from any Governmental Authority; and

6.2.5	if any Obligor or Subsidiary of an Obligor is required to provide Security Documents to the Lender under Sections 7.1 or 9.1.17, those Security Documents will have been executed and delivered to the Lender, and those Security Documents or notices of them will have been duly registered, recorded or filed in all places and jurisdictions that the Lender or its counsel deem appropriate, all steps will have been taken to validly create, perfect, protect and preserve the Security Interests created by those Security Documents and to provide the Facility, the Outstanding Obligations and those Security Interests with the priority contemplated by this Agreement, and the Lender will have received evidence satisfactory to the Lender or its counsel of the completion of those registrations, recordings and filings and the full payment of all necessary registration, recording and filing fees for them.

6.3	Waiver of a Condition Precedent

The conditions precedent set out in Sections 6.1 and 6.2 are for the sole benefit of the Lender and may be waived by the Lender, in whole or in part and with or without terms or conditions, relating to all or any portion of any Loan, without affecting the right of the Lender to require that those terms and conditions be satisfied in whole or in part relating to any other Loan.

Article 7
SECURITY DOCUMENTS

7.1	Security Documents

7.1.1	As general and continuing collateral security for the Outstanding Obligations for which they are liable, the Obligors will execute and deliver to and in favour of the Lender the following security documents and agreements to which they are a party, together with any relevant powers of attorney, registrations, filings and other supporting documents deemed necessary by the Lender and its counsel to perfect them or otherwise in respect of them (which, as confirmed, amended, extended, supplemented, restated or replaced at any time, together with any similar security documents and agreements provided under Sections 7.1 or 9.1.17, are collectively, the “Security Documents”), all in form and substance satisfactory to the Lender, acting reasonably:

7.1.1.1	a general security agreement granted by each Obligor creating a first-ranking Security Interest over all of its present and after-acquired personal Property other than cash and present and future accounts receivable, which shall be subject to a prior ranking change in favour of Silicon Valley Bank or Bridge Bank only;

7.1.1.2

an investment property pledge agreement granted by each Obligor creating a first-ranking Security Interest in all present and after-acquired Equity Securities owned by that Obligor in its Subsidiaries;

7.1.1.3	an Intellectual Property security agreement granted by each Obligor creating a first-ranking Security Interest in all of its present and after-acquired Intellectual Property Rights;

7.1.1.4	a code escrow agreement between Lender and Borrower in the form attached as Exhibit 7.1.1.4 (the “Software Escrow Agreement”);

7.1.1.5	a three party escrow service agreement between Lender, Frankly Media LLC and Iron Mountain Intellectual Property Management, Inc. in the form attached as Exhibit 7.1.1.5 (the “Three Party Escrow Agreement”).

7.1.1.6	an unlimited Guarantee by each Guarantor guaranteeing the payment and performance of the Borrower’s Obligations and including any additional representations, warranties and covenants required by the Lender; and

7.1.1.7	an insurance transfer and consent, assigning the Insurance to the Lender as mortgagee, first loss payee and additional named insured as required by this Agreement;

7.1.1.8	undertaking to provide landlord waivers in form and substance satisfactory to the Lender from each Obligor’s landlords, on a best efforts basis;

7.1.1.9	If at any time after the Closing Date an Obligor creates or acquires a Subsidiary, or an Obligor becomes the holder of any Equity Securities of a Subsidiary of it, the applicable Obligor will:

7.1.1.9.1	immediately provide the Lender with written notice of those circumstances, including all relevant details;

7.1.1.9.2	promptly execute and deliver to the Lender, as general and continuing collateral security for the Outstanding Obligations for which it is liable, a Security Document substantially in the form described in Section 7.1.1.2 that creates a Security Interest in all of the Equity Securities in the Subsidiary owned by that Obligor; and

7.1.1.9.3	cause that Subsidiary to promptly execute and deliver to the Lender, as general and continuing collateral security for the Outstanding Obligations for which it is liable, the Security Documents substantially in the form contemplated in Sections 7.1.1.1, 7.1.1.3, 7.1.1.6 and 7.1.1.7,

and the Security Documents contemplated by Sections 7.1.1.9.2 and 7.1.1.9.3 will be accompanied by any relevant powers of attorney, registrations, filings and other supporting documents deemed necessary by the Lender and its counsel to perfect them or otherwise in respect of them, and by any resolutions, certificates, legal opinions and other related documents that are reasonably requested by the Lender and consistent with the relevant forms and types of them delivered on the Closing Date.

7.2	Registration of Security Documents

Each Obligor will cooperate, and cause each other Obligor to cooperate, fully with the Lender and its counsel to register, record or file the Security Documents or notice of them in all places where, in the opinion of counsel for the Lender, acting reasonably, registration, recording or filing is necessary or desirable in order to perfect, protect or preserve the Security Interests created by the Security Documents, and each Obligor will also cooperate, and cause each other Obligor to cooperate, with any amendments to or renewals of those registrations, recordings and filings, and will do, or cause to be done, all other things as, in the opinion of counsel for the Lender, acting reasonably, are necessary or desirable to maintain for the Lender the rights, benefits and priority of the Security Documents and related Security Interests.

7.3	Dealing With Security Documents

The Lender may grant extensions, take and give up any Security Documents or other security, accept compositions of, and grant releases and discharges of, any Security Documents or other security in whole or in part, and otherwise deal with any Obligor or any Loan Documents as the Lender may see fit, all without prejudice to the Outstanding Obligations or the rights, remedies, powers and recourses of the Lender under the Loan Documents. The taking of any Security Documents under this Agreement will not operate by way of merger of any of the Outstanding Obligations or any previously taken Security Documents.

7.4	Permitted Liens

The fact that:

7.4.1	an Obligor is permitted to create, or allow to exist, any Permitted Lien;

7.4.2	any representation, warranty or covenant in this Agreement may make an exception for the existence of Permitted Liens; or

7.4.3	the Security Interests created by the Security Documents are stated to be subject to, or are not required to rank in priority to, Permitted Liens,

will not in any manner, nor in any cause or proceeding, directly or indirectly, be taken to constitute a subordination of any Security Interests created by the Security Documents to any Permitted Lien or to any other Lien or other obligation of any kind, it being the intention of the Obligors and the Lender that all Security Interests created by the Security Documents will at all times, to the maximum extent permitted by Applicable Law (except as otherwise expressed herein), rank as first priority Security Interests in priority to Permitted Liens and all other Liens or obligations, except security interests granted to Silicon Valley Bank in Borrower’s cash and accounts receivable.

Article 8
REPRESENTATIONS AND WARRANTIES

8.1	Representations and Warranties

Each Obligor, for itself and for each other Obligor, makes the representations and warranties set out in this Section 8.1 to the Lender.

8.1.1	Status and Powers, Authorization, Execution and Delivery, Enforceability and No Conflict.

8.1.1.1	Each Obligor is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization.

8.1.1.2	Each Obligor has the necessary power, authority and legal right to make, execute, deliver and perform its obligations under each Loan Document to which it is a party, and to borrow or guarantee, as applicable, under this Agreement, and each Obligor has the necessary power and authority to own and lease its Property and carry on its Business as now conducted, and is qualified to do business and is in good standing in every jurisdiction in which its ownership, lease or operation of Property or the conduct of its Business requires it to be qualified.

8.1.1.3	The execution, delivery and performance by each Obligor of each Loan Document to which it is a party has been duly authorized by all necessary corporate or other organizational and, if required, shareholder, action, and each Loan Document to which each Obligor is a party will, when delivered, have been duly executed and unconditionally delivered by it.
8.1.1.4	Each Loan Document delivered on the Closing Date, and each other Loan Document to which each Obligor is a party, when executed and delivered by it, constitutes and will constitute a legal, valid and binding obligation of each Obligor, enforceable against it by the Lender in accordance with its terms, except as may be limited by general principles of equity or by Insolvency Law.

8.1.1.5	The execution, delivery and performance of each Loan Document to which each Obligor is a party does not and will not:

8.1.1.5.1	violate any Applicable Law or any of its Constating Documents;

8.1.1.5.2	be in conflict with, result in a breach of or constitute, alone or with notice or lapse of time or both, a default under, or give rise to any right to require prepayment, repurchase or redemption under, any material contract or any other indenture, agreement or instrument binding upon any Obligor or its Property; or

8.1.1.5.3	result in the creation or imposition of any Lien on the Property of any Obligor, other than the Security Interests created by the Security Documents.

8.1.2	Approvals.

8.1.2.1	No Authorization by, and no registration, filing or recording with, any Governmental Authority is or will be required in connection with the Loans under this Agreement or the making, execution, delivery or performance of the Loan Documents, except for:

8.1.2.1.1	registrations, filings or recordings necessary to perfect the Security Interests in the Property granted by the Obligors in favour of the Lender; and

8.1.2.1.2	those that have been made or obtained and are in full force and effect.

8.1.2.2	Each Obligor has obtained or made all material consents, approvals, authorizations, declarations, registrations, filings, recordings, notices and other actions with Persons other than Governmental Authorities required in connection with the creation, execution, delivery and performance by it of the Loan Documents to which it is a party.

8.1.3	Security Documents. Subject to Section 6.1.1.13, from and after the Closing Date and subject to any expressed exceptions in this Agreement, each Security Document granted by each Obligor will create in favour of the Lender valid, enforceable and perfected Security Interests in the Property of each Obligor ranking first in priority, subject only to any Permitted Liens having priority under Applicable Law and which have not been subordinated, provided that those Permitted Liens will not in any manner, or in any cause or proceeding, be taken to directly or indirectly constitute a subordination of any Security Interests created by the Security Documents to any Permitted Lien, it being the intention of the Parties that all Security Interests created by the Security Documents will at all times, to the maximum extent permitted by Applicable Law, rank as first priority Security Interests in priority to Permitted Liens and all other Liens or obligations.

8.1.4	Financial Statements.

8.1.4.1	The Financial Statements of the Borrower on a Consolidated Basis, audited and accompanied by the report of Collins Barrow, for the 2014 and 2015 Fiscal Years of the Borrower, copies of which have been provided to the Lender, are complete and correct and present fairly the consolidated financial position and results of the Borrower and the financial position and results of each Obligor, in all material respects as of that date and for that Fiscal Year.

8.1.4.2	The Financial Statements referred to in Section 8.1.4.1 have been prepared in accordance with IFRS applied consistently throughout the periods involved, except as disclosed in them.

8.1.5	No Material Adverse Changes. Since December 31, 2015, no Material Adverse Change has occurred.

8.1.6	Litigation. Except as set out in Schedule 8.1.6, there are no actions, suits or proceedings, including any Tax-related matter, by or before any arbitrator or Governmental Authority pending against or threatened against or affecting any Obligor that, if adversely determined, could reasonably be expected to result in, either individually or in the aggregate, damages or other monetary claims that are uninsured and exceed.

8.1.7	Compliance with Applicable Laws. Each Obligor has complied in all material respects with all Applicable Laws binding on it or its Business or Property. No Obligor has violated or failed to obtain any Authorization necessary for the ownership of any of its Property or the conduct of its Business.

8.1.8	Organizational Structure. Schedule 8.1.8 correctly sets out:

8.1.8.1	the corporate organizational structure of the Borrower, including its shareholders and Subsidiaries; and

8.1.8.2	with respect to each Obligor: (i) its legal names (including any French and English name combinations); (ii) its form of legal entity; (iii) the Equity Securities it has authorized or issued and which are outstanding, including the names of (and number of shares or other Equity Securities held by) the registered and beneficial owners of those Equity Securities, and including any Debt convertible into any Equity Securities; (iv) the Equity Securities owned by it; (v) the jurisdictions of its organization and head office, and the location of its corporate records or minute books and of its share or unit registers; (vi) its Obligor Location; and (vii) the jurisdictions in which it carries on business or has assets (including receivables) having an aggregate value in excess of $30,000,000 (not including goodwill).

The Obligors do not have any Subsidiaries and any Subsidiaries created or acquired by any Obligor after the Closing Date will be identified to the Lender under Section 7.1.1.9.1.

8.1.9	Equity Securities. Except as set out in Schedule 8.1.9:

8.1.9.1	no Obligor owns any Equity Securities or any Debt which is convertible into, or exchangeable for, Equity Securities of any Person;

8.1.9.2	all of the outstanding Equity Securities of each Obligor and any other Subsidiary owned by an Obligor are owned of record and beneficially by an Obligor, and all Equity Securities so owned are duly authorized, validly issued, fully paid and non-assessable, and are free and clear of all Liens; and

8.1.9.3	there are no contractual restrictions on the ability of any Obligor or the Lender to sell, transfer or assign any of the Equity Securities owned by any Obligor.

8.1.10	Taxes. Each Obligor has filed or caused to be filed when due all required Tax returns, and has paid or caused to be paid all Taxes required to have been paid under those Tax returns or under any assessments made against each Obligor or any of its Property, including all instalments with respect to the current period, and has made adequate provision for Taxes payable in the current period, except:

8.1.10.1	for Taxes that are payable or have been assessed:

8.1.10.1.1	that are being contested in good faith by appropriate proceedings;

8.1.10.1.2	for which an Obligor has set aside on its books adequate reserves in compliance with IFRS;

8.1.10.1.3	relating to which no Tax Lien has been filed; and

8.1.10.1.4	relating to which no Tax claim individually or collectively with all other similar claims in excess of $200,000 (and which could reasonably be expected to result in a Tax Lien arising or being filed) is being asserted against an Obligor; or

8.1.10.2	as set out in Schedule 8.1.10.2.

8.1.11	Title to and Location of Property.

8.1.11.1	Each Obligor has good and marketable title in fee simple to, or valid leasehold title under valid and enforceable Real Property Leases to, all of its Real Property, which title is free and clear of all Liens except for Permitted Liens, and each Obligor owns or leases all Real Property used in connection with its Business. Schedule 8.1.11.1, together with any Replacement Schedule, sets out a complete and accurate list of all leased, subleased or owned Real Property of the Obligors, including correct legal descriptions and a list of all Real Property Leases to which any Obligor is a party.

8.1.11.2	Each Obligor owns, or leases under valid and enforceable Operating Leases or Capital Leases, its personal Property free and clear of all Liens except for Permitted Liens, and owns or leases all personal Property used or acquired in connection with its Business. Schedule 8.1.11.2, together with any Replacement Schedule, sets out a complete and accurate list of all Operating Leases and Capital Leases with respect to each Obligor’s personal Property and sets out the locations of each Obligor’s personal Property.

8.1.11.3	All of the tangible personal Property of the Obligors having an individual book value in excess of $200,000 is located in Weehawken, New Jersey.

8.1.12	Leases. All rental and other payments required to be paid by any Obligor under any Real Property Leases, Operating Leases and Capital Leases have been paid when due, and all of those Real Property Leases, Operating Leases and Capital Leases are in full force and effect. No Obligor is in default under or breach of any Real Property Lease, Operating Lease or Capital Lease, or is aware of any default under or breach of any other party to them.

8.1.13	Debt Defaults. No Obligor is in default of, and no event or circumstance has occurred which, but for the passage of time or the giving of notice, or both, would constitute a default under, any loan or loan agreement, indenture, mortgage, deed of trust, security agreement or other instrument or agreement evidencing or pertaining to any Debt of any Obligor, except for any defaults that individually or in the aggregate do not exceed $250,000 at any time.

8.1.14	Insurance. All policies relating to Insurance:

8.1.14.1	comply with all requirements of the Loan Documents, Applicable Law and all material contracts to which any Obligor is a party;

8.1.14.2	are valid, in full force and effect, and enforceable; and

8.1.14.3	provide adequate insurance coverage for the Property, Business and operations of the Obligors in at least those amounts and against at least those risks required under Section 9.1.16. All premiums with respect to all material policies of Insurance have been paid in accordance with their respective terms, and no notice of cancellation or termination has been received with respect to any of those policies.

8.1.15	Environmental Matters. Except as set out in Schedule 8.1.15 or any Replacement Schedule:

8.1.15.1	the Obligors are in compliance in all material respects with all applicable Environmental Laws;
8.1.15.2	any Authorizations or notices required to be obtained or filed by each Obligor under Environmental Laws in connection with its Business, Property or operations have been obtained or filed;

8.1.15.3	all Hazardous Materials generated at the Property of any Obligor have been treated, transported, stored and disposed of in accordance with all material requirements of Environmental Laws and Authorizations applicable to them;

8.1.15.4	the Obligors have taken all reasonable steps necessary to determine, and have determined, that there has been no Release of Hazardous Materials and there has been no threatened Release of Hazardous Materials on or to any Property of any Obligor, other than in compliance in all material respects with Environmental Laws;

8.1.15.5	there are no claims, notices of violation, notices of potential liability, requests for information, complaints, proceedings, investigations or actions by any Governmental Authority or any other Person pending or threatened against any Obligor under any Environmental Laws;

8.1.15.6	no Obligor has agreed to assume, or accept responsibility by contract for, any liability of any Person under any Environmental Laws; and

8.1.15.7	there are no facts, circumstances or conditions, including the Release of any Hazardous Materials, relating to the past or present Business, Property or operations of the Obligors or any of their predecessors in interest, that could reasonably be expected to result in any Obligor having or incurring any material claim or liability under any Environmental Laws.

8.1.16	Employee Matters.

8.1.16.1	No Obligor, and no employee of any Obligor, is subject to any collective bargaining agreement. There are no strikes, slowdowns, work stoppages or other labour disputes pending or threatened in writing against any Obligor that could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

8.1.16.2	Each Pension Plan, and each employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, compensation, retirement, salary continuation, stock option, stock purchase, stock appreciation, health, welfare, medical, dental, accident, disability, life insurance or other plan, arrangement, agreement, program, policy, practice or undertaking that is sponsored or maintained by any Obligor for the benefit of its employees and former employees who are or were employed in Canada, and their respective beneficiaries, is in compliance with Applicable Law, including the Income Tax Act and any federal or provincial pension benefits standards legislation, and is being administered in compliance with its terms.

8.1.16.3	Each Obligor has withheld from all payments to each of its officers, directors and employees the amount of all Taxes, Pension Plan contributions, employment insurance premiums and other payments and deductions that it is required to withhold under Applicable Law, and has paid or remitted those amounts to the appropriate Governmental Authority in accordance with Applicable Law. No Obligor is subject to any Priority Claim arising from those withholdings that does not constitute a Permitted Lien.

8.1.17	Intellectual Property Rights. All Intellectual Property owned or licensed by any Obligor, and all rights of any Obligor to the use of any Intellectual Property owned by and licensed from others, in each case that is material to the present and planned future conduct of the Business of that Obligor, are set out in Schedule 8.1.17 (collectively, the “Intellectual Property Rights”). Except as set out in Schedule 8.1.17 or any Replacement Schedule, no material claim has been asserted and is pending by any Person with respect to the use by any Obligor of any Intellectual Property Rights or challenging the validity, enforceability or effectiveness of any Intellectual Property Rights necessary for the conduct of the Business of the Obligors taken as a whole. Except as set out in Schedule 8.1.17:

8.1.17.1	each Obligor owns, licenses or possesses the right to use all Intellectual Property that is necessary for the operation of its Business as currently conducted and as proposed to be conducted, free and clear of all Liens, except for Permitted Liens, and restrictions;

8.1.17.2	all necessary applications and registrations for Intellectual Property Rights of each Obligor are current; and

8.1.17.3	the conduct of each Obligor’s Business does not infringe the Intellectual Property of any other Person.

Except for the filing with a register maintained under the legislative or regulatory authority of a Governmental Authority, or with a register maintained by an authority established by a treaty (such as the European Patent Convention) where the purpose of the register is to maintain records of documents received by the legislative or regulatory authority and relating to Intellectual Property registrations or applications for Intellectual Property registration, and except as has been already made or obtained, in relation to the Intellectual Property Rights no authorization, approval or other action by, and no notice to or filing with, any register is required for the grant by any Obligor of the Liens under the Security Documents, the execution, delivery or performance of the Security Documents to which each Obligor is a party, or the perfection or the exercise by the Lender of its rights and remedies under the Security Documents.

8.1.18	Software. Each Obligor is the sole legal and beneficial owner of, and has good and marketable title to, or is a licensee of, all of the computer software, other than operating systems software, running on its computer systems. Each Obligor has the right to use all software used by it and has not granted any licence or other rights to any other Person in respect of that software which could interfere with its rights. Except as set out in Schedule 8.1.18, each Obligor possesses the object code and user manuals for all software used by it, and the source code and all documentation required for effective use of it.

8.1.19	Other Representations. Each representation and warranty made by an Obligor in any Loan Document to which it is a party is true and correct in all material respects.

8.1.20	No Event of Default. No Default or Event of Default has occurred and is continuing.

8.2	Repetition of Representations and Warranties

Without limiting Section 8.3, the representations and warranties set out in Section 8.1 will be deemed to be made by each Obligor, for itself and for each other Obligor, on each date of advance of such Loan based on the facts and circumstances then existing, and in the case of representations and warranties relating to a Subsidiary that becomes an Obligor after the date of this Agreement, on the date it becomes an Obligor, except that any representation or warranty expressly relating to a specific date shall only be true and correct as of such date.

8.3	Survival of Representations and Warranties

The representations and warranties set out in Section 8.1 will survive the execution and delivery of this Agreement until all Outstanding Obligations have been fulfilled and the Lender has no further obligations under any Loan Documents, and the Lender will be entitled to rely, and will be deemed to have relied, upon the representations and warranties set out in Section 8.1 in making any advance available under this Agreement, regardless of any investigation or examination made by the Lender or its counsel.

Article 9
COVENANTS

9.1	Positive Covenants

So long as this Agreement is in force, any Outstanding Obligations remain outstanding or the Lender has any obligations under any Loan Documents, each Obligor covenants and agrees with the Lender that, unless the Lender otherwise expressly agrees in writing, it will, and it will cause each other Obligor to, comply with the covenants and agreements set out in this Section 9.1.

9.1.1	Financial Reporting. The Obligors will prepare and deliver to the Lender, in a form satisfactory to the Lender, acting reasonably:

9.1.1.1	as soon as available and in any event within 120 days after the end of each Fiscal Year of the relevant Obligor:

9.1.1.1.1

annual audited Financial Statements of the Borrower on a Consolidated Basis, together with a management discussion and analysis relating to the Financial Statements and an auditor’s report prepared by an internationally recognized independent firm of chartered accountants selected by the board of directors of the Borrower, containing the auditor’s confirmation that its examinations of those Financial Statements were made in accordance with generally accepted auditing standards and the auditor’s opinion that those Financial Statements present fairly in all material respects, as applicable, the consolidated and unconsolidated financial position of the Borrower as of the close of each Fiscal Year, and the results of its operations and changes in financial position for the Fiscal Year then ended, in accordance with IFRS;

each certified to be true and in accordance with IFRS by a Responsible Officer of the relevant Obligor;

9.1.1.2	as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Obligors, quarterly unaudited Financial Statements of the Borrower on a Consolidated Basis as at the end of each of those Fiscal Quarters, each prepared in accordance with IFRS and certified to be true and in accordance with IFRS by a Responsible Officer of the relevant Obligor;

9.1.1.3	as soon as available and in any event within 30 days of the end of each month other than a month which is the last month in a Fiscal Quarter, monthly unaudited balance sheet, statement of income, statement of retained earnings and statement of cash flow of the Borrower on a Consolidated Basis prepared in accordance with IFRS and certified to be true and in accordance with IFRS by a Responsible Officer of the relevant Obligor;

9.1.1.4	concurrently with the Financial Statements and other information referred to in Sections 9.1.1.1 and 9.1.1.2, a duly executed and completed Compliance Certificate relating to the Fiscal Year or Fiscal Quarter, as applicable, of each Obligor being reported upon, certified by a Responsible Officer of the Borrower;

9.1.1.5	within 30 days of the start of each Fiscal Year, an annual budget in reasonable detail including monthly income and expenses; and

9.1.1.6	promptly upon any reasonable request by the Lender, any other information regarding the Property, operations, Business, legal or corporate affairs and financial position of any Obligor, or compliance with the terms of this Agreement or any other Loan Document.

9.1.2	Prompt Payment. The Borrower will pay to the Lender when due all principal, interest, fees, expenses and other amounts owing by the Borrower to the Lender under this Agreement, on the dates and in the manner provided by this Agreement and the other Loan Documents, without set off or deduction of any kind.

9.1.3	Existence and Good Standing. Each Obligor will do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect and in good standing its legal existence in its jurisdiction of formation or organization, and do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect and in good standing its registration in every other jurisdiction in which the nature of its Business or activities, or the character of any of its material Property, make that registration necessary.

9.1.4	Conduct of Business. Each Obligor will manage and operate its Business:

9.1.4.1	in all material respects in accordance with prudent industry practice and in compliance with the terms and provisions of all Material Permits; and

9.1.4.2	in compliance with all Applicable Laws of the jurisdictions in which its Business is carried on.

9.1.5	Applicable Laws. Each Obligor will comply in a timely manner with all Applicable Laws and will obtain, preserve and keep in force all Material Permits required by it to properly conduct its Business and to own, operate, lease or license its Property.

9.1.6	Anti-Money Laundering Legislation. Each Obligor will promptly upon request:

9.1.6.1	provide to the Lender all information, including supporting documentation and other evidence, as reasonably requested by it or any prospective assignee of it, that may be required by the Lender or prospective assignee to obtain, verify and record information regarding an Obligor, an Obligor’s directors, authorized signing officers, direct or indirect shareholders or unitholders or other Persons in control of the Obligor, and the transactions contemplated by this Agreement, or to otherwise comply with any applicable Anti-Money Laundering Legislation; and

9.1.6.2	notify the recipient of that information of any changes to it.

9.1.7	Use of Loans. The proceeds of the Loans provided under the Facility will be used solely for the purposes set out in Section 2.2.

9.1.8	Payment Obligations. Each Obligor will pay its obligations before they are delinquent or in default, except if:

9.1.8.1	the validity or amount of those obligations is being contested in good faith by appropriate proceedings; and

9.1.8.2	it has, if required, set aside on its books adequate reserves with respect to those obligations in accordance with IFRS.

9.1.9	Maintenance of Property and Intellectual Property Rights. Each Obligor will:

9.1.9.1	operate, maintain and preserve in good working order and condition, ordinary wear and tear excepted, all Property necessary for the proper conduct of its Business, and make or cause to be made all repairs, additions and improvements to, and renewals and replacements of, that Property necessary or desirable for the conduct of its Business;

9.1.9.2	do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect and in good standing all Authorizations and all rights, licences, privileges, franchises and Intellectual Property Rights material to the conduct of its Business; and

9.1.9.3	protect, defend and maintain the validity and enforceability of its Intellectual Property Rights, and not allow any Intellectual Property owned, licensed or used in its Business to be abandoned, forfeited or dedicated to the public.

9.1.10	Notice Provisions. Each Obligor will promptly and, unless otherwise provided, in any event within five days after any Obligor becomes aware of any event set out in this Section 9.1.10, provide the Lender with notice of:

9.1.10.1	the occurrence of a Default or Event of Default, together with a statement of a Responsible Officer of the relevant Obligor setting out the details of that Default or Event of Default and the action that the Obligors propose to take or have taken with respect to it;

9.1.10.2	the receipt by any Obligor of any official notice of violation or non-compliance from, or claim made by, any Governmental Authority relating to any Obligor or any of its Property;

9.1.10.3	any breach or default by any Obligor under, termination of, or material amendment to, any Material Contract;

9.1.10.4	the receipt of any notice of material breach or default by any Obligor from, or the taking of any other material action by:

9.1.10.4.1	any Person to whom any Obligor owes Debt in an amount in excess of $250,000; or

9.1.10.4.2	any landlord under a Real Property Lease,

in each case together with a statement of a Responsible Officer of the relevant Obligor setting out the details of that breach or default and the action that the Obligors propose to take or have taken with respect to it;

9.1.10.5	the institution of, or any material adverse development in, any action, suit, proceeding, investigation or arbitration before any arbitrator or Governmental Authority by any Person against any Obligor or any of its Property claiming in excess of $500,000;

9.1.10.6	any Material Adverse Change.

9.1.11	Change in Jurisdiction or Name. Each Obligor will, not less than 30 days before the change occurs, provide the Lender with written notice of any change by any Obligor of its Obligor Location, or of the location of its “registered office”, “chief place of business”, “principal place of business”, or any change by any Obligor of its corporate, partnership or trust name, as applicable.

9.1.12	Environmental Reporting. Each Obligor will promptly, and in any event within 15 days of each occurrence, notify the Lender of any civil, criminal or regulatory proceeding before, or investigation or order of, any Governmental Authority or other Person requiring any Obligor to comply with or take action under any Environmental Laws, and of any state of affairs that contravene Environmental Laws on any Real Property owned or leased by, or relating to any Business of, any Obligor, and of any Release from any Real Property owned or leased by any Obligor into the Natural Environment, and any similar environmental occurrence.

9.1.13	Environmental Compliance. Each Obligor will:

9.1.13.1	immediately rectify as and to the extent required by Environmental Laws any breach or failure of it to comply with any Environmental Laws or any Material Permits issued under Environmental Laws, or any Release of any Hazardous Materials from its Property or caused by any Obligor, and will immediately comply with all applicable orders and Material Permits issued by any Governmental Authority with respect to the Natural Environment; and

9.1.13.2	comply with all Environmental Laws.

9.1.14	Taxes and Priority Claims. Each Obligor will:

9.1.14.1	in a timely manner and in compliance with Applicable Laws, file all Tax returns required to be filed by it with applicable Governmental Authorities, on or before their respective due dates, and withhold, collect and remit all Taxes that it is required to collect, withhold or remit; and

9.1.14.2	pay and discharge promptly when due all Taxes and Priority Claims imposed upon it or upon its Property or any part of it, as well as all claims of any kind (including claims for labour, materials and supplies) that, if unpaid, would by law become a Lien, other than a Permitted Lien, upon any of its Property.

9.1.15	Books and Records and Inspection. Each Obligor will:

9.1.15.1	keep proper books of record and account containing full and accurate entries of all dealings and transactions relating to its Property, Business and operations in a manner sufficient to enable the preparation of Financial Statements as required by this Agreement; and

9.1.15.2	permit representatives designated by the Lender, upon reasonable prior notice and during normal business hours, to visit and inspect its Property, examine and make extracts from its books and records, and discuss its affairs, finances and condition with its officers and independent accountants.

9.1.16	Insurance. Each Obligor will:

9.1.16.1	maintain or cause to be maintained insurance with respect to its Property, Business and operations against all liabilities, casualties, risks and contingencies, of the types, including business interruption, “all risks” property damage, boiler and machinery, third party liability, professional liability and flood insurance, and in the amounts customary for Persons engaged in the same or similar businesses and similarly situated, without co-insurance and in accordance with any requirements of any Governmental Authority (collectively, the “Insurance”). All policies of Insurance will be in form and substance acceptable to the Lender, acting reasonably, and will be underwritten by financially sound and reputable insurance companies that are acceptable to the Lender;

9.1.16.2	in the case of any fire, accident or other casualty causing material damage or loss to any of its Property, or if otherwise required by Applicable Law, apply all proceeds of Insurance to repairing or replacing the damaged or destroyed Property, provided that if an Event of Default has occurred and is continuing or the uninsured or insured loss is greater than $500,000, all proceeds of that Insurance will only be used as directed by the Lender in its sole discretion;

9.1.16.3	maintain Insurance with respect to its Property in an amount no less than the replacement value of the Property insured, endorsed in favour of the Lender as a first loss payee and first mortgagee. The Lender will be named as first mortgagee in accordance with the Insurance Bureau of Canada’s standard mortgage clause (or an alternative form of mortgage clause satisfactory to the Lender, acting reasonably) with respect to all Real Property owned by the Obligors, as first loss payee with respect to all other Property of the Obligors, and as an additional insured with respect to all liability policies maintained by the Obligors. The Insurance will provide that the insurer make commercially reasonable efforts to provide at least 30 days’ notice to the Lender of any changes to the Insurance and that the Insurance will not be cancelled or terminated without at least 30 days’ notice being given by the insurer to the Lender. Evidence of the giving of that notice will be the responsibility of the insurer in each case;

9.1.16.4	as soon as practicable following the happening of any damage or loss to its Property subject to any Insurance, at its expense, furnish or cause to be furnished all proof of damage or loss and do all acts required to enable the Person entitled to receipt of the proceeds of that Insurance under this Section 9.1.16 to obtain payment of those proceeds;

9.1.16.5	ensure that all policies of Insurance, where applicable, contain a release of any subrogation rights that its insurers may have against the Lender or those for whom it is in law responsible;

9.1.16.6	deliver in writing to the Lender, at any time, upon reasonable request by the Lender, evidence of all Insurance required to be maintained by the Obligors under this Section 9.1.16 together with a summary of the coverage provided by that Insurance, and all other information relating to the Insurance and all monies payable to each Obligor under it. The Lender will be entitled, at any time, to inspect and to make copies of any books, papers, documents or records evidencing or relating to the Insurance; and

9.1.16.7	immediately provide the Lender with a certified copy of each policy of Insurance within 90 days of the Closing Date, together with a certified copy of each renewal policy of Insurance and of each policy of Insurance issued in replacement of or in substitution for any policy of Insurance within 30 days of the renewal, replacement or substitution.

9.1.17	Further Assurances. At its own expense and promptly at the reasonable request of the Lender, each Obligor will:

9.1.17.1	cure or cause to be cured all defects in the content, execution, delivery, validity or enforceability of any Loan Document to which it is a party or any other document contemplated by or created under any Loan Document;

9.1.17.2	execute and deliver or cause to be executed and delivered to the Lender all other documents, agreements and instruments, and do or cause to be done all other acts as may be necessary or desirable in the reasonable opinion of the Lender to better carry out the provisions and purposes of the Loan Documents, including filing financing statements or other documents and effecting registrations under any Applicable Law with respect to the Security Interests created by the Security Documents; and

9.1.17.3	obtain any consents or acknowledgements reasonably required by the Lender.

9.2	Financial Covenants

So long as this Agreement is in force, any Outstanding Obligations remain outstanding or the Lender has any obligations under any Loan Documents, each Obligor covenants and agrees with the Lender that, unless the Lender otherwise expressly agrees in writing, it will, and it will cause each other Obligor to, comply with the financial covenants set out in this Section 9.2.

9.2.1	Total Leverage Ratio. Beginning with the Fiscal Quarter ending December 31, 2017, the Borrower will not permit the Total Leverage Ratio as of the last day of the Fiscal Quarter to be greater than the following:

Fiscal Quarter ending	Total Leverage Ratio
12/31/2017	4.00:1.00
3/31/2018	3.50:1.00
6/30/2018	3.50:1.00
9/30/2018	3.50:1.00
12/31/2018	3.00:1.00
3/31/2019	3.00:1.00
6/30/2019	3.00:1.00
9/30/2019	3.00:1.00
12/31/2019	3.00:1.00
Thereafter	2.50:1.00

9.2.2	Interest Coverage Ratio. Beginning with the Fiscal Quarter ending December 31, 2017, the Borrower will not permit the Interest Coverage Ratio as of the last day of the Fiscal Quarter to be less than the following:

Fiscal Quarter ending	Interest Coverage Ratio
12/31/2017	2.00:1.00
3/31/2018	2.00:1.00
6/30/2018	2.00:1.00
9/30/2018	2.00:1.00
12/31/2018	2.00:1.00
3/31/2019	3.00:1.00
6/30/2019	3.00:1.00
9/30/2019	3.00:1.00
12/31/2019	3.00:1.00
Thereafter	3.50:1.00

9.3	Negative Covenants

So long as this Agreement is in force, any Outstanding Obligations remain outstanding or the Lender has any obligations under any Loan Documents, each Obligor covenants and agrees with the Lender that, unless the Lender otherwise expressly agrees in writing, it will, and it will cause each other Obligor to, comply with the negative covenants and agreements set out in this Section 9.2.

9.3.1	Nature of Business. No Obligor will enter into any business either directly or through any Subsidiary except for the business in which it is engaged on the date of this Agreement, provided that the foregoing will not prohibit an Obligor from entering or otherwise engaging in any business or activities that relate to the creation, sale, licensing or other distribution of content, content management systems, computer programs, mobile and OTT applications, advertising, advertising sales, data collection, data analysis and any services related to the foregoing.

9.3.2	Limitation on Liens. No Obligor will create, incur, assume or allow any Lien on or relating to all or any part of its Property, whether now owned or later acquired, except for Permitted Liens.

9.3.3	Fundamental Changes. No Obligor will enter into any amalgamation, merger or consolidation with any other Person, liquidate, wind-up or dissolve itself or any other Obligor, allow the liquidation or dissolution of itself or any other Obligor, convey, sell, lease, transfer, assign or otherwise dispose of all or substantially all of its Property or Business, sell, transfer, assign or otherwise dispose of any Equity Securities in any of its Subsidiaries, permit the issuance of any Equity Securities in any of its Subsidiaries to any Person, enter into any partnership with any Person that is not an Obligor, or make any material change in its present method of conducting business, except for any Permitted Fundamental Change.
9.3.4	Restrictions on Dispositions. No Obligor will convey, sell, lease, transfer, assign or otherwise dispose of all or any part of its Property or Business, whether now owned or later acquired, or issue or sell any Equity Securities of any of its Subsidiaries not subject to the Security Interests created by the Security Documents, except for any Permitted Disposition.

9.3.5	Debt. No Obligor will create, incur, assume or permit to exist any Debt other than Permitted Debt.

9.3.6	Limitation on Optional Payments and Modifications of Debt Instruments. No Obligor will make any optional payment or prepayment on, or redemption, defeasance or purchase of, any Debt (other than any Outstanding Obligations), or amend, or consent to any amendment of, any of the terms relating to the payment or prepayment of principal, interest or fees relating to, any of that Debt.

9.3.7	Distributions. No Obligor will declare, pay or make, or agree to pay or make, any Distributions except for Permitted Distributions.

9.3.8	Transactions with Related Parties. No Obligor will enter into any transaction, purchase, sale, lease, or exchange of Property with, or render any service to, any Related Party, other than in connection with a Permitted Fundamental Change, a Permitted Investment, a Permitted Acquisition or any transaction, purchase, sale, lease, exchange or service that is in the ordinary course of the Obligor’s Business and upon fair and reasonable terms no less favourable to it than it would apply to a comparable Arm’s Length transaction with a Person that is not a Related Party.

9.3.9	Corporate Structure. No Obligor will change, or participate in a change in, the ownership and organizational structure of the Obligors from that set out in Schedule 8.1.8, except for a Permitted Fundamental Change.

9.3.10	Equity Securities. No Obligor will issue any Equity Securities other than to another Obligor or in connection with such Obligor’s Equity Incentive Plan, or create any other Subsidiary, unless it has provided not less than 30 days’ prior written notice to the Lender.

9.3.11	Business Outside Certain Jurisdictions. No Obligor will have any place of business or keep or store any tangible personal Property having a value in excess of $250,000 in the aggregate in, or change its Obligor Location to, any jurisdiction in which the Lender does not have a perfected Security Interest, unless it has:

9.3.11.1	given 30 days’ prior written notice of the new jurisdiction to the Lender; and

9.3.11.2	done or caused to be done all acts and things and executed and delivered or caused to be executed and delivered all agreements, deeds, transfers, assignments and instruments as the Lender may reasonably require for perfecting, protecting and registering the Security Interests in favour of the Lender in the new jurisdiction.

9.3.12	Acquisitions. No Obligor will make any Acquisition other than a Permitted Acquisition or a Permitted Investment.

9.3.13	Limitation on Investments. No Obligor will make or permit to exist any Investment, except for a Permitted Investment.

9.3.14	Fiscal Year. No Obligor will permit the Fiscal Year end of any Obligor to end on any day other than December 31.

9.3.15	Amendments. No Obligor will allow any amendments to its Constating Documents that are adverse to the Lender’s interests or the Security Interests under the Security Documents, or allow any amendments to, or grant any waivers relating to, material contracts or any Guarantee or security in respect of them that could reasonably be expected to be adverse to the Lender’s interests.

9.3.16	Limitation on Risk Management Transactions. No Obligor will enter into any Risk Management Transaction without the prior written consent of the Lender.

9.3.17	Limitation on Sale and Leaseback Transactions. No Obligor will enter into any arrangement, directly or indirectly, with any Person under which it will sell, assign or otherwise transfer any Property having an aggregate fair market value in excess of $250,000 in any Fiscal Year of the Borrower, whether now owned or later acquired, and under which it will, at or after that time, lease or rent as lessee that Property or any part of it or other Property that it intends to use for substantially the same purpose as the Property sold, assigned or otherwise transferred.

Article 10
EVENTS OF DEFAULT

10.1	Events of Default

The occurrence of any one or more of the following events or conditions will be an event of default under this Agreement (“Event of Default”):

10.1.1	the Borrower defaults in the due and punctual payment of the principal amount, or any part of the principal amount, of any Loan under the Loan Documents when that amount becomes due and payable, whether on the Maturity Date or otherwise;

10.1.2	the Borrower defaults in the due and punctual payment of any interest owing under the Loan Documents as and when they become due and payable and that default continues for a period of 5 Business Days;

10.1.3	5 Business Days an Obligor defaults in payment when due of any of the Outstanding Obligations that require the payment of money by it to the Lender, other than amounts referred to in Sections 10.1.1 and 10.1.2;

10.1.4	an Obligor fails to observe or perform any agreement, covenant, condition or obligation applicable to it under this Agreement or any other Loan Document (including, for certainty the Software Escrow Agreement and the Three Party Escrow Agreement), other than an agreement or a covenant, condition or obligation the breach or default in performance of which is specifically dealt with elsewhere in this Article 10, and the Obligor fails to remedy that Default within 30 days from the earlier of the date that:

10.1.4.1	it becomes aware of the Default; and

10.1.4.2	the Lender delivers written notice of the Default to that Obligor, specifying the Default and requiring that it be remedied;

10.1.5	except as permitted by this Agreement or with the prior written consent of the Lender, there is any change in the ownership of the Equity Securities of an Obligor (excluding the publicly held shares of Borrower, or an Obligor amalgamates, merges or consolidates with any other Person, or an Obligor sells or otherwise disposes of all or substantially all of its assets out of the ordinary course of business;

10.1.6	any representation or warranty made by an Obligor in any Loan Document, or in any officer’s certificate or other document delivered to the Lender under any Loan Document, or any statement certified in any certificate provided by or on behalf of an Obligor, is found to be false or incorrect in any way which makes it materially misleading when made or deemed to have been made;

10.1.7	an Obligor defaults in the observance or performance of any covenant, condition or obligation contained in any agreement between the Obligor and any Person, if that default gives rise to a right to enforce security against the Obligor;

10.1.8	an Obligor fails to:

10.1.8.1	make any payment when it is due and payable to any Person in relation to any Debt that in the aggregate principal amount then outstanding is in excess of $250,000; or

10.1.8.2	observe or perform any other agreement or condition relating to any Debt that in the aggregate principal amount then outstanding is in excess of $250,000, or contained in any instrument or agreement evidencing, securing or relating to that Debt, or any other event occurs or condition exists that causes or permits the holder of that Debt to cause it to become due before its stated maturity date;

10.1.9	an Obligor admits its inability to pay its Debts generally as they become due or otherwise acknowledges its insolvency;

10.1.10	an Obligor ceases or threatens to cease to carry on its Business;

10.1.11	an Obligor institutes any proceeding or takes any action or executes any agreement to authorize its participation in or the commencement of any proceeding:

10.1.11.1	seeking to adjudicate it a bankrupt or insolvent; or

10.1.11.2	seeking liquidation, dissolution, winding-up, reorganization, arrangement, protection, relief or composition of it or any of its Property or Debt or making a proposal for it under any Applicable Law, including any Insolvency Law, and also including any application for reorganization, arrangement or compromise of Debt under the laws of its jurisdiction of incorporation, organization, formation or otherwise;

10.1.12	any proceeding is commenced against or otherwise affects an Obligor:

10.1.12.1	seeking to adjudicate it a bankrupt or insolvent;

10.1.12.2	seeking liquidation, dissolution, winding-up, reorganization, arrangement, protection, relief or composition of it or any of its Property or Debt or making a proposal for it under any Applicable Law, including any Insolvency Law, and also including any application for reorganization, arrangement or compromise of Debt under the laws of its jurisdiction of incorporation, organization, formation or otherwise; or

10.1.12.3	seeking the appointment of a receiver, trustee, agent, custodian or other similar official for it or for any of its Property;

10.1.13	any judgment or order for the payment of money in excess of $250,000 is rendered against an Obligor and either enforcement proceedings have been commenced by any Person upon that judgment or order, or there is any period during which a stay of enforcement of that judgment or order, by reason of a pending appeal or otherwise, will not be in effect;

10.1.14	any execution, distress or other enforcement process, whether by court order or otherwise, becomes enforceable against any Property of an Obligor;

10.1.15	any proceeding is commenced or action is taken with respect to an Obligor or any part of its Property in any jurisdiction outside Canada that has an effect equivalent or similar to any of the events or proceedings described in Sections 10.1.11 to 10.1.14 inclusive;

10.1.16	any adverse change occurs in the financial condition or prospects of an Obligor that, in the sole opinion of the Lender, is likely to impair to a material extent the ability of the Borrower or any other Obligor to pay the Outstanding Obligations payable by it or, in the sole opinion of the Lender, is likely to put any of the Security Documents in jeopardy or otherwise have a Material Adverse Effect;

10.1.17	after execution and delivery of it, any Loan Document ceases to be in full force and effect (unless within 5 Business Days of notice of those circumstances being delivered by the Lender to the relevant Obligor that Loan Document is again in full force and effect as if it had always had full force and effect), or any Loan Document is declared by a court or tribunal of competent jurisdiction to be invalid, or the validity or enforceability of it is contested by an Obligor, or an Obligor denies in writing that it has any further liability or obligations under a Loan Document;

10.1.18	any action, event or situation, other than as set out in Section 10.1.16, occurs that has a Material Adverse Effect;

10.1.19	any material Insurance coverage of any Obligor lapses and that coverage is not reinstated within 48 hours of that lapse;

10.1.20	the occurrence of any of the following events with respect to a Pension Plan:

10.1.20.1	any steps are taken by an Obligor or any Governmental Authority to terminate a Pension Plan, in whole or in part, if as a result of that termination an Obligor may be required to make an additional contribution to that Pension Plan, or to incur an additional liability or obligation to that Pension Plan, equal to or in excess of $250,000 of the equivalent of that amount in another currency; or

10.1.20.2	a contribution failure with respect to a Pension Plan sufficient to give rise to a Lien under any Applicable Law; or

10.1.21	change in the ownership of any Obligor (other than the Borrower) or a change in the ownership of the common shares of the Borrower resulting in any person or group of persons acting together holding, directly or indirectly, individually or collectively, a majority of the votes attached to the outstanding voting shares of the Borrower, except for any circumstance where such person is the Lender or such person acts in concert with the Lender, and the Borrower remains a reporting issuer.

10.2	Acceleration and Remedies

10.2.1	Upon the occurrence and during the continuance of any Event of Default, the Lender may do any one or more of the following, all of which are authorized by each Obligor:
10.2.1.1	by written notice to the Borrower, declare the Facility to be terminated, at which time they will terminate immediately and the Lender will have no further obligation to make any Loan available to the Borrower under the Facility;
10.2.1.2	by written notice to the Borrower, declare all of the Borrower’s Obligations (whether matured or not matured), to be immediately due and payable without further demand, presentation, protest or other notice of any kind, all of which are expressly waived by the Borrower, and the Borrower will immediately deliver any cash collateral security required by the Lender under this Agreement;
10.2.1.3	by written notice to the Guarantors, declare all Guaranteed Obligations and all costs and expenses of the Lender under this Agreement for which the Guarantors are liable, along with any other sums payable by the Guarantors to the Lender under the Loan Documents, to be immediately due and payable without further demand or other notice of any kind, all of which are expressly waived by the Guarantors, and demand payment of all amounts owing by them under the Loan Documents to which they are a party;
10.2.1.4	without notice, set off and consolidate, and apply, any or all deposits and any other Debt at any time held by or owing to any Obligor by the Lender against and on account of the Outstanding Obligations, whether or not due and payable and whether or not the Lender has made demand for them;

10.2.1.5	as and by way of collateral security, deposit and retain in an account maintained by the Lender, bearing interest at the rates of the Lender applicable to other deposits of similar amounts for similar terms, amounts received by the Lender from any Obligor, or as proceeds of realization of any Security Documents or Security Interest, to the extent those amounts may be required to satisfy any Outstanding Obligations;

10.2.1.6	realize upon the Security Documents and any other security that secures any Outstanding Obligations; and

10.2.1.7	exercise any other action, suit, remedy or proceeding authorized or permitted by the Loan Documents or by Applicable Law, including specifically performing any covenant or agreement contained in the Loan Documents, enjoining any violation of any of the terms of the Loan Documents, exercising any power granted by the Loan Documents or by Applicable Law, or obtaining judgment for and recovering all amounts due and owing relating to the Outstanding Obligations.

10.3	Application of Proceeds of Realization

Despite any other provision of this Agreement, the proceeds realized from the exercise by the Lender of its powers, rights and remedies under the Loan Documents will be distributed in the following order:

10.3.1	first, in payment of all costs and expenses, including legal, accounting, receivers’ and other similar fees and disbursements, incurred by the Lender in connection with that realization;

10.3.2	second, in payment of all Liens or claims ranking in priority to the Security Interests created by the Security Documents;

10.3.3	third, against payment of the Outstanding Obligations; and

10.3.4	fourth, if all Outstanding Obligations have been paid in full, any surplus proceeds will be paid in accordance with Applicable Law.

10.4	Waivers

No delay on the part of the Lender in exercising any power, right or remedy under any Loan Document will operate as a waiver of that power, right or remedy, no waiver of any Default or Event of Default will operate as a waiver of that Default or Event of Default unless made in writing and signed by an authorized officer of the Lender, and any single or partial exercise by the Lender of any power, right or remedy for a Default or Event of Default will not be deemed to be a waiver of or to alter, affect or prejudice any other power, right or remedy to which the Lender may be lawfully entitled relating to that Default or Event of Default. No written waiver will preclude the exercise by the Lender of any power, right or remedy under any Loan Document other than relating to the specific action or inaction covered by that waiver and strictly in accordance with the terms of that waiver, or extend to or apply to any other Default or Event of Default. The Lender will not be deemed to have waived, by reason of making available any Loan under this Agreement, any Default or Event of Default, including any Default or Event of Default arising from any representation or warranty made or deemed to have been made in any Loan Document proving to be false or incorrect.

10.5	Non-Merger

Any judgment obtained, or any action or proceeding taken, by the Lender under any Loan Document will not operate as a merger of any Outstanding Obligations of any Obligor to the Lender, or in any way suspend payment or affect or prejudice the powers, rights and remedies, legal or equitable, that the Lender may have in connection with the Outstanding Obligations. The surrender or cancellation of, or any other dealings with, any Security Documents will not release or affect the Outstanding Obligations of the Obligors under any of the Loan Documents.

10.6	Lender May Perform Covenants

If an Obligor fails to perform any covenant or agreement on its part in this Agreement, the Lender may, but is not required to, on 10 days’ notice to that Obligor, perform that covenant or agreement if it is capable of being performed by the Lender, and if that covenant or agreement requires the payment of money the Lender may, but is not required to, make that payment with its own funds. All amounts paid by the Lender under this Section 10.6 will be repaid by the Borrower on demand for payment, and will bear interest at 12% per annum commencing on the day of payment of those amounts by the Lender, calculated daily and payable on demand.

10.7	Grant of Licence

To enable the Lender to exercise its powers, rights and remedies under this Article 10 when the Lender is entitled to do so, and for no other purpose, each Obligor grants to the Lender an irrevocable licence, exercisable without payment of royalty or other compensation to it, to use, assign or sublicense any or all of its Intellectual Property Rights, and that licence will include reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout of them.

Article 11
General

11.1	Time of Essence

Time is of the essence in all respects of this Agreement.

11.2	Notices

Except as otherwise expressly provided for in this Agreement, any Communication must be in writing and either:

11.2.1	delivered personally or by courier;

11.2.2	sent by prepaid registered mail; or

11.2.3	transmitted by facsimile, e-mail or functionally equivalent electronic means of transmission, charges (if any) prepaid.

Any Communication must be sent to the intended recipient at its address as follows:

to Raycom Media, Inc. at:

Pat LaPlatney
President and CEO

201 Monroe Street
20th Floor

Montgomery, AL 36104

(334) 206-1400

With a copy to:

Legal Department

201 Monroe Street
20th Floor

Montgomery, AL 36104

(334) 206-1400

to Frankly Inc. at:

CEO
333 Bryant Street #240
San Francisco, CA 94107

or at any other address as any Party may at any time advise the others by Communication given or made in accordance with this Section 11.2. Any Communication delivered to the Party to whom it is addressed will be deemed to have been given or made and received on the day it is delivered at that Party’s address, provided that if that day is not a Business Day then the Communication will be deemed to have been given or made and received on the next Business Day. Any Communication sent by prepaid registered mail will be deemed to have been given or made and received on the fifth Business Day after which it is mailed. If a strike or lockout of postal employees is then in effect, or generally known to be impending, every Communication must be delivered personally or by courier or transmitted by facsimile, e-mail or functionally equivalent electronic means of transmission. Any Communication transmitted by facsimile, e-mail or other functionally equivalent electronic means of transmission will be deemed to have been given or made and received on the day on which it is transmitted; but if the Communication is transmitted on a day which is not a Business Day or after 3:00 p.m. (local time of the recipient), the Communication will be deemed to have been given or made and received on the next Business Day.

11.3	Severability

Each Section of this Agreement is distinct and severable. If any Section of this Agreement, in whole or in part, is or becomes illegal, invalid, void, voidable or unenforceable in any jurisdiction by any court of competent jurisdiction, the illegality, invalidity or unenforceability of that Section, in whole or in part, will not affect:

11.3.1	the legality, validity or enforceability of the remaining Sections of this Agreement, in whole or in part; or

11.3.2	the legality, validity or enforceability of that Section, in whole or in part, in any other jurisdiction.

11.4	Submission to Jurisdiction

Each of the Parties irrevocably and unconditionally submits and attorns to the non-exclusive jurisdiction of the courts sitting in Toronto, Ontario to determine all issues, whether at law or in equity, arising from this Agreement. To the extent permitted by Applicable Law, each of the Parties:

11.4.1	irrevocably waives any objection, including any claim of inconvenient forum, that it may now or in the future have to the venue of any legal proceeding arising out of or relating to this Agreement in the courts sitting in Toronto, Ontario, or that the subject matter of this Agreement may not be enforced in those courts;

11.4.2	irrevocably agrees not to seek, and waives any right to, judicial review by any court which may be called upon to enforce the judgment of the courts referred to in this Section 11.4, of the substantive merits of any suit, action or proceeding; and

11.4.3	to the extent a Party has or may acquire any immunity from the jurisdiction of any court or from any legal process, whether through service or notice, attachment before judgment, attachment in aid of execution, execution or otherwise, with respect to itself or its Property, that Party irrevocably waives that immunity in respect of its obligations under this Agreement.

11.5	Amendment and Waiver

Except as otherwise provided in this Agreement, no amendment, discharge, modification, restatement, supplement, termination or waiver of this Agreement or any Section of this Agreement is binding unless it is in writing and executed by the Party to be bound. No waiver of, failure to exercise, or delay in exercising, any Section of this Agreement constitutes a waiver of any other Section, whether or not similar, nor does any waiver constitute a continuing waiver unless otherwise expressly provided.

11.6	Further Assurances

Except as otherwise provided in any Loan Document, each Obligor will, upon request of the Lender and at the Obligor’s own cost and expense, execute and deliver any further agreements and documents and provide any further assurances, undertakings and information as may be reasonably required by the Lender to give effect to the Loan Documents, and without limiting the generality of this Section 11.6 will do or cause to be done all acts and things, execute and deliver or cause to be executed and delivered all agreements and documents and provide any assurances, undertakings and information as may be required at any time by all Governmental Authorities having jurisdiction over the affairs of an Obligor or as may be required at any time under Applicable Law.

11.7	Assignment

11.7.1	The Lender may, without notice to or consent of the Obligors, at any time assign, transfer, syndicate, grant a participation interest in, or grant a Security Interest in, all or any part of its rights, remedies and obligations under this Agreement, the other Loan Documents and the Security Interests created by the Security Documents. Each Obligor expressly agrees that the assignee, transferee, syndicated or participating lender or secured party, as the case may be, will have all of the Lender’s rights, remedies and obligations under this Agreement and the other Loan Documents, and the Obligors will not assert any defence, cross-claim, counterclaim, right of set off or any other claim that any Obligor now has or in the future acquires against the Lender in any action commenced by any assignee, transferee, syndicated or participating lender or secured party, as applicable, and will pay the Outstanding Obligations payable by it to the assignee, transferee, syndicated or participating lender or secured party, as the case may be, as they become due.

11.7.2	None of this Agreement, the other Loan Documents or any rights, remedies or obligations under them may be assigned by any Obligor without the prior written consent of the Lender.

11.8	Enurement

This Agreement enures to the benefit of and is binding upon the Parties and their respective successors and permitted assigns.

11.9	Counterparts and Electronic Delivery

This Agreement may be executed and delivered by the Parties in one or more counterparts, each of which will be an original, and each of which may be delivered by facsimile, e-mail or other functionally equivalent electronic means of transmission, and those counterparts will together constitute one and the same instrument.

11.10	Conduct of Parties

Whenever a Section of this Agreement or a Schedule or an Exhibit requires a consent or approval by a Party and notification of the consent or approval is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required will be conclusively deemed to have withheld its consent or approval.

11.11	Remedies Cumulative

The rights, powers and remedies under the Loan Documents are cumulative and are in addition to and not in substitution for any other rights, powers and remedies available at law or in equity or otherwise. No single or partial exercise by a Party of any right, power or remedy precludes or otherwise affects the exercise of any other right, power or remedy to which that Party may be entitled.

11.12	Survival

All indemnities set out in this Agreement will survive the repayment of all Loans and other Outstanding Obligations and the termination of this Agreement.

11.13	Telephone Instructions

Any telephone instructions given by the Borrower in relation to this Agreement will be at the risk of the Borrower, and the Lender will not be liable for any errors or omissions in those telephone instructions or the interpretation or execution of them by the Lender, provided that the Lender acted without gross negligence in the circumstances. The Lender will notify the Borrower of any conflict or inconsistency between any telephone instructions and any written confirmation of them received from the Borrower as soon as practicable after the conflict or inconsistency becomes apparent to the Lender.

11.14	Judgment Currency

11.14.1	If, for the purpose of obtaining or enforcing judgment against a Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (the other currency is referred to in Section 11.14 as the “Judgment Currency”) an amount due under this Agreement in any currency other than the Judgment Currency (the “Obligation Currency”), the conversion will be made at the exchange rate prevailing on the Business Day immediately preceding:

11.14.1.1	the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that will give effect to the conversion being made on that date; or

11.14.1.2	the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction,

(the applicable date on which the conversion is made under Section 11.14.1 is referred to in Section 11.14 as the “Judgment Conversion Date”).

11.14.2	If, in the case of any proceeding in the court of any jurisdiction referred to in Section 11.14.1, there is a change in the exchange rate prevailing between the Judgment Conversion Date and the date of actual receipt of the amount due in immediately available funds, the applicable Party will pay the additional or lesser amounts as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the Exchange Rate prevailing on the date of payment, produces the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the Exchange Rate prevailing on the Judgment Conversion Date.

11.14.3	Any amount due from the applicable Party under this Section 11.14 is to be due as a separate Debt, independent of its obligations under this Agreement, and will not be affected by judgment being obtained for any other amounts due under or relating to this Agreement.

11.15	No Contra Proferentem

This Agreement has been reviewed by each Party’s professional advisors, and revised during the course of negotiations between the Parties. Each Party acknowledges that this Agreement is the product of their joint efforts, that it expresses their agreement and, that if there is any ambiguity in any of its provisions, that provision should not be interpreted in favour of either one of them.

11.16	Consent to Disclosure of Information

Each Obligor consents to the Lender obtaining from any credit bureau, credit reporting agency, creditor of the Obligor or other Person any information, including personal information, relating directly or indirectly to its credit, finances or Business that may be required by the Lender at any time for the purposes of this Agreement or any other Loan Documents, including to establish, maintain and manage the relationship of each Obligor with the Lender, and authorizes and directs any credit bureau, credit reporting agency, creditor or other Person to provide that information to the Lender.

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Each of the Parties has executed and delivered this Agreement, as of the date noted at the beginning of the Agreement.

RAYCOM MEDIA, INC.

Per:	/s/ Warren Spector
Name:	Warren Spector
Title:	Chief Executive Officer

FRANKLY INC.

Per:	/s/ Steve Chung
Name:	Steve Chung
Title:	Chief Executive Officer

Exhibit 7.1.1.5

THREE-PARTY ESCROW SERVICE AGREEMENT

See attached.

IRON MOUNTAIN®

Effective Date	
Deposit Account Number	
*Effective Date and Deposit Account Number to be supplied by Iron Mountain only.	

Three-Party Escrow Service Agreement

1. **Introduction**

This Three Party Escrow Service Agreement (the "**Agreement**") is entered into by and between Frankly Media LLC (the "**Depositor**"), and by Raycom Media, Inc. (the "**Beneficiary**") and by Iron Mountain Intellectual Property Management, Inc. ("**Iron Mountain**"). Depositor, Beneficiary, and Iron Mountain may be referred to individually as a "**Party**" or collectively as the "**Parties**" throughout this Agreement.

(a) The use of the term services in this Agreement shall refer to Iron Mountain services that facilitate the creation, management, and enforcement of software or other technology escrow accounts as described in Exhibit A attached to this Agreement ("**Services**"). A Party shall request Services under this Agreement by selecting such Service on Exhibit A upon execution of the Agreement or by submitting a work request for certain Iron Mountain Services ("**Work Request**") via written instruction or the online portal maintained at the website located at www.ironmountainconnect.com or other websites owned or controlled by Iron Mountain that are linked to that website (collectively the "**Iron Mountain Website**").

(b) The Beneficiary and Depositor have, or will have, entered into a license agreement or other agreement ("**License Agreement**") conveying intellectual property rights to the Beneficiary, and the Parties intend this Agreement to be considered as supplementary to such agreement, pursuant to Title 11 United States [Bankruptcy] Code, Section 365(n).

2. **Depositor Responsibilities and Representations**

(a) It shall be solely the Depositor's responsibility to: (i) make an initial deposit of all proprietary technology and other materials covered under this Agreement ("**Deposit Material**") to Iron Mountain within thirty (30) days of the Effective Date; (ii) make any required updates to the Deposit Material during the Term (as defined below) of this Agreement; and (iii) ensure that a minimum of one (1) copy of Deposit Material is deposited with Iron Mountain at all times. At the time of each deposit or update, Depositor will provide an accurate and complete description of all Deposit Material sent to Iron Mountain using the form attached to this Agreement as Exhibit B.

(b) Depositor represents that it lawfully possesses all Deposit Material provided to Iron Mountain under this Agreement and that any current or future Deposit Material liens or encumbrances will not prohibit, limit, or alter the rights and obligations of Iron Mountain under this Agreement. Depositor warrants that with respect to the Deposit Material, Iron Mountain's proper administration of this Agreement will not violate the rights of any third parties.

(c) Depositor represents that all Deposit Material is readable and useable in its then current form; if any portion of such Deposit Material is encrypted, the necessary decryption tools and keys to read such material are deposited contemporaneously.

3. **Beneficiary Responsibilities and Representations**

(a) Beneficiary acknowledges that, as between Iron Mountain and Beneficiary, Iron Mountain's obligation is to maintain the Deposit Material as delivered by the Depositor and that, other than Iron Mountain's inspection of the Deposit Material (as described in Section 4) and the performance of any of the optional verification Services listed in Exhibit A, Iron Mountain has no other obligation regarding the completeness, accuracy, or functionality of the Deposit Material.

(b) It shall be solely the Beneficiary's responsibility to monitor whether a deposit or deposit update has been accepted by Iron Mountain.

4. **Iron Mountain Responsibilities and Representations**

(a) Iron Mountain agrees to use commercially reasonable efforts to provide the Services requested by Authorized Person(s) (as identified in the "**Authorized Person(s)/Notices Table**" below) representing the Depositor or Beneficiary in a Work Request. Iron Mountain may reject a Work Request (in whole or in part) that does not contain all required information at any time upon notification to the Party originating the Work Request.

(b) Iron Mountain will conduct a visual inspection upon receipt of any Deposit Material and associated Exhibit B. If Iron Mountain determines that the Deposit Material does not match the description provided by Depositor represented in Exhibit B, Iron Mountain will notify Depositor of such discrepancy.

(c) Iron Mountain will provide notice to the Beneficiary of all Deposit Material that is accepted and deposited into the escrow account under this Agreement. Unless Depositor or Beneficiary submits a Work Request for "**Deposit Tracking**

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Notification" as described in Exhibit A, Iron Mountain shall not have any obligation to prompt the Depositor to make a deposit, nor shall it have an obligation to notify the Beneficiary of the Depositor's failure to make a deposit or deposit update. Notwithstanding the forgoing, either Depositor or Beneficiary may obtain information regarding deposits or deposit updates upon request or through the Iron Mountain Website.

(d) Iron Mountain will follow the provisions of Exhibit C attached to this Agreement in administering the release of Deposit Material.

(e) Iron Mountain will hold and protect Deposit Material in physical or electronic vaults that are either owned or under the control of Iron Mountain, unless otherwise agreed to by the Parties.

(f) Upon receipt of written instructions by both Depositor and Beneficiary, Iron Mountain will permit the replacement or removal of previously submitted Deposit Material. The Party making such request shall be responsible for getting the other Party to approve the joint instructions. Any Deposit Material that is removed from the deposit account will be either returned to Depositor or destroyed in accordance with Depositor's written instructions.

(g) Should transport of Deposit Material be necessary for Iron Mountain to perform Services requested by Depositor or Beneficiary under this Agreement or following the termination of this Agreement, Iron Mountain will use a commercially recognized overnight carrier such as Federal Express or United Parcel Service. Iron Mountain will not be responsible for any loss or destruction of, or damage to, such Deposit Material while in the custody of the common carrier.

5. **Deposit Material Verification**

(a) Beneficiary may submit a verification Work Request to Iron Mountain for one or more of the Services defined in Exhibit A attached to this Agreement and Depositor consents to Iron Mountain's performance of any level(s) of such Services. Upon request by Iron Mountain and in support of Beneficiary's request for verification Services, Depositor shall promptly complete and return an escrow deposit questionnaire and reasonably cooperate with Iron Mountain by providing reasonable access to its technical personnel whenever reasonably necessary.

(b) The Parties consent to Iron Mountain's use of a subcontractor to perform verification Services. Such subcontractor shall be bound by the same confidentiality obligations as Iron Mountain and shall not be a direct competitor to either Depositor or Beneficiary. Iron Mountain shall be responsible for the delivery of Services of any such subcontractor as if Iron Mountain had performed the Services. Depositor warrants and Beneficiary warrants that any material it supplies for verification Services is lawful, does not violate the rights of any third parties and is provided with all rights necessary for Iron Mountain to perform verification of the Deposit Material.

(c) Iron Mountain will work with a Party who submits any verification Work Request for Deposit Material covered under this Agreement to either fulfill any standard verification Services Work Request or develop a custom Statement of Work ("**SOW**"). Iron Mountain and the requesting Party will mutually agree in writing to an SOW on terms and conditions that include but are not limited to: description of Deposit Material to be tested; description of verification testing; requesting Party responsibilities; Iron Mountain responsibilities; Service Fees; invoice payment instructions; designation of the paying Party; designation of authorized SOW representatives for both the requesting Party and Iron Mountain with name and contact information; and description of any final deliverables prior to the start of any fulfillment activity. Provided that the requesting Party has identified in the verification Work Request or SOW that the Deposit Material is subject to the regulations of the International Traffic in Arms Regulations (22 CFR 120)(hereinafter "**ITAR**"), Iron Mountain shall ensure that any subcontractor who is granted access to the Deposit Material for the performance of verification Services shall be a U.S. Person as defined in 8 U.S.C. 1101(a)(20) or who is a protected person as defined in 8 U.S.C. 1324b(a)(3). After the start of fulfillment activity, each SOW may only be amended or modified in writing with the mutual agreement of both Parties, in accordance with the change control procedures set forth in the SOW. If the verification Services extend beyond those described in Exhibit A, the Depositor shall be a necessary Party to the SOW governing the Services.

6. **Payment**

The Party responsible for payment designated in the Paying Party Billing Contact Table ("**Paying Party**") shall pay to Iron Mountain all fees as set forth in the Work Request ("**Service Fees**"). All Service Fees are due within thirty (30) calendar days from the date of invoice in U.S. currency and are non-refundable. Iron Mountain may update Service Fees with a ninety (90) calendar day written notice to the Paying Party during the Term of this Agreement (as defined below). The Paying Party is liable for any taxes (other than Iron Mountain income taxes) related to Services purchased under this Agreement or shall present to Iron Mountain an exemption certificate acceptable to the taxing authorities. Applicable taxes shall be billed as a separate item on the invoice. Any Service Fees not collected by Iron Mountain when due shall bear interest until paid at a rate of one percent (1%) per month (12% per annum) or the maximum rate permitted by law, whichever is less. Notwithstanding the non-performance of any obligations of Depositor to deliver Deposit Material under the License Agreement or this Agreement, Iron Mountain is entitled to be paid all Service Fees that accrue during the Term of this Agreement.

7. **Term and Termination**

(a) The term of this Agreement is for a period of one (1) year from the Effective Date ("**Initial Term**") and will automatically renew for additional one (1) year terms ("**Renewal Term**") (collectively the "**Term**"). This Agreement shall continue in full force and effect until one of the following events occur: (i) Depositor and Beneficiary provide Iron Mountain with sixty (60) days' prior written joint notice of their intent to terminate this Agreement; (ii) Beneficiary provides Iron Mountain

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and Depositor with sixty (60) days' prior written notice of its intent to terminate this Agreement; (iii) the Agreement terminates under another provision of this Agreement; or (iv) any time after the Initial Term, Iron Mountain provides sixty (60) days' prior written notice to the Depositor and Beneficiary of Iron Mountain's intent to terminate this Agreement. The Effective Date and the Deposit Account Number shall be supplied by Iron Mountain only. The Effective Date supplied by Iron Mountain and specified above shall be the date Iron Mountain sets up the escrow account.

(b) Unless the express terms of this Agreement provide otherwise, upon termination of this Agreement, Iron Mountain shall return physical Deposit Material to the Depositor and erase electronically submitted Deposit Material. If reasonable attempts to return the physical Deposit Material to Depositor are unsuccessful, Iron Mountain shall destroy the Deposit Material.

(c) In the event of the nonpayment of undisputed Service Fees owed to Iron Mountain, Iron Mountain shall provide all Parties to this Agreement with written notice of Iron Mountain's intent to terminate this Agreement. Any Party to this Agreement shall have the right to make the payment to Iron Mountain to cure the default. If the past due payment is not received in full by Iron Mountain within thirty (30) calendar days of the date of such written notice, then Iron Mountain shall have the right to terminate this Agreement at any time thereafter by sending written notice to all Parties. Iron Mountain shall have no obligation to perform the Services under this Agreement (except those obligations that survive termination of this Agreement, which includes the confidentiality obligations in Section 10) so long as any undisputed Service Fees due Iron Mountain under this Agreement remain unpaid.

8. <u>Infringement Indemnification</u>

Anything in this Agreement to the contrary notwithstanding, Depositor at its own expense shall defend, indemnify and hold Iron Mountain fully harmless against any claim or action asserted against Iron Mountain (specifically including costs and reasonable attorneys' fees associated with any such claim or action) to the extent such claim or action is based on an assertion that Iron Mountain's administration of this Agreement infringes any patent, copyright, license or other proprietary right of any third party. When Iron Mountain has notice of a claim or action, it shall promptly notify Depositor in writing. Depositor may elect to control the defense of such claim or action or enter into a settlement agreement, provided that no such settlement or defense shall include any admission or implication of wrongdoing on the part of Iron Mountain without Iron Mountain's prior written consent, which consent shall not be unreasonably delayed or withheld. Iron Mountain shall have the right to employ separate counsel and participate in the defense of any claim at its own expense.

9. <u>Warranties</u>

IRON MOUNTAIN WARRANTS ANY AND ALL SERVICES PROVIDED HEREUNDER SHALL BE PERFORMED IN A COMMERCIALLY REASONABLE MANNER CONSISTENT WITH INDUSTRY STANDARDS. EXCEPT AS SPECIFIED IN THIS SECTION, ALL CONDITIONS, REPRESENTATIONS, AND WARRANTIES INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SATISFACTORY QUALITY, OR ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE, ARE HEREBY EXCLUDED TO THE EXTENT ALLOWED BY APPLICABLE LAW. AN AGGRIEVED PARTY MUST NOTIFY IRON MOUNTAIN PROMPTLY UPON LEARNING OF ANY CLAIMED BREACH OF ANY WARRANTY AND, TO THE EXTENT ALLOWED BY APPLICABLE LAW, SUCH PARTY'S REMEDY FOR BREACH OF THIS WARRANTY SHALL BE SUBJECT TO THE LIMITATION OF LIABILITY AND CONSEQUENTIAL DAMAGES WAIVER IN THIS AGREEMENT. THIS DISCLAIMER AND EXCLUSION SHALL APPLY EVEN IF THE EXPRESS WARRANTY AND LIMITED REMEDY SET FORTH ABOVE FAILS OF ITS ESSENTIAL PURPOSE.

10. <u>Confidential Information</u>

Iron Mountain shall have the obligation to implement and maintain safeguards designed to protect the confidentiality of the Deposit Material and use at least the same degree of care to safeguard the confidentiality of the Deposit Material as it uses to protect its own confidential information, but in no event less than a reasonable degree of care. Except as provided in this Agreement Iron Mountain shall not use or disclose the Deposit Material. Iron Mountain shall not disclose the terms of this Agreement to any third party other than its financial, technical, or legal advisors, or its administrative support service providers. Any such third party shall be bound by the same confidentiality obligations as Iron Mountain. If Iron Mountain receives a subpoena or any other order from a court or other judicial tribunal pertaining to the disclosure or release of the Deposit Material, Iron Mountain will promptly notify the Parties to this Agreement unless prohibited by law. After notifying the Parties, Iron Mountain may comply in good faith with such order or subpoena. It shall be the responsibility of Depositor or Beneficiary to challenge any such order or subpoena; provided, however, that Iron Mountain does not waive its rights to present its position with respect to any such order or subpoena. Iron Mountain will cooperate with the Depositor or Beneficiary, as applicable, to support efforts to quash or limit any order or subpoena, at such Party's expense.

11. <u>Limitation of Liability</u>

EXCEPT FOR: (I) LIABILITY FOR DEATH OR BODILY INJURY; (II) PROVEN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; OR (III) THE INFRINGEMENT INDEMNIFICATION OBLIGATIONS OF SECTION 8, ALL OTHER LIABILITY RELATED TO THIS AGREEMENT, IF ANY, WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, OF ANY PARTY TO THIS AGREEMENT SHALL BE LIMITED TO THE AMOUNT EQUAL TO ONE YEAR OF FEES PAID TO IRON MOUNTAIN UNDER THIS AGREEMENT. IF CLAIM OR LOSS IS MADE IN RELATION TO A SPECIFIC DEPOSIT OR DEPOSITS, SUCH LIABILITY SHALL BE LIMITED TO THE FEES RELATED SPECIFICALLY TO SUCH DEPOSITS.

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12. Consequential Damages Waiver
IN NO EVENT SHALL ANY PARTY TO THIS AGREEMENT BE LIABLE FOR ANY INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, LOST PROFITS, ANY COSTS OR EXPENSES FOR THE PROCUREMENT OF SUBSTITUTE SERVICES (EXCLUDING SUBSTITUTE ESCROW SERVICES), OR ANY OTHER INDIRECT DAMAGES, WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE EVEN IF THE POSSIBILITY THEREOF MAY BE KNOWN IN ADVANCE TO ONE OR MORE PARTIES.

13. General

(a) Purchase Orders. In the event that the Paying Party issues a purchase order or other instrument used to pay Service Fees to Iron Mountain, any terms and conditions set forth in the purchase order which constitute terms and conditions which are in addition to those set forth in this Agreement or which establish conflicting terms and conditions to those set forth in this Agreement are expressly rejected by Iron Mountain.

(b) Right to Make Copies. Iron Mountain shall have the right to make copies of all Deposit Material as reasonably necessary to perform the Services. Iron Mountain shall copy all copyright, nondisclosure, and other proprietary notices and titles contained on Deposit Material onto any copies made by Iron Mountain. Any copying expenses incurred by Iron Mountain as a result of a Work Request to copy will be borne by the requesting Party. Iron Mountain may request Depositor's reasonable cooperation in promptly copying Deposit Material in order for Iron Mountain to perform this Agreement.

(c) Choice of Law. The validity, interpretation, and performance of this Agreement shall be construed under the laws of the Commonwealth of Massachusetts, USA, without giving effect to the principles of conflicts of laws.

(d) Authorized Person(s). Depositor and Beneficiary must each authorize and designate one person whose actions will legally bind such Party ("**Authorized Person**" who shall be identified in the Authorized Person(s) Notices Table of this Agreement or such Party's legal representative) and who may manage the Iron Mountain escrow account through the Iron Mountain website or written instruction. Depositor and Beneficiary warrant that they shall maintain the accuracy of the name and contact information of their respective designated Authorized Person during the Term of this Agreement by providing Iron Mountain with a written request to update its records for the Party's respective Authorized Person which includes the updated information and applicable deposit account number(s).

(e) Right to Rely on Instructions. With respect to release of Deposit Material or the destruction of Deposit Material, Iron Mountain shall rely on instructions from a Party's Authorized Person. In all other cases, Iron Mountain may act in reliance upon any instruction, instrument, or signature reasonably believed by Iron Mountain to be genuine and from an Authorized Person, officer, or other employee of a Party. Iron Mountain may assume that such representative of a Party to this Agreement who gives any written notice, request, or instruction has the authority to do so. Iron Mountain will not be required to inquire into the truth of, or evaluate the merit of, any statement or representation contained in any notice or document reasonably believed to be from such representative.

(f) Force Majeure. No Party shall be liable for any delay or failure in performance due to events outside the defaulting Party's reasonable control, including without limitation acts of God, strikes, riots, war, acts of terrorism, fire, epidemics, or delays of common carriers or other circumstances beyond its reasonable control. The obligations and rights of the excused Party shall be extended on a day-to-day basis for the time period equal to the period of the excusable delay.

(g) Notices. Iron Mountain shall have the right to rely on the last known address provided by each the Depositor and Beneficiary for its respective Authorized Person and Billing Contact as set forth in this Agreement or as subsequently provided as an update to such address. All notices regarding Exhibit C (Release of Deposit Material) shall be sent by commercial express mail or other commercially appropriate means that provide prompt delivery and require proof of delivery. All other correspondence, including but not limited to invoices and payments, may be sent electronically or by regular mail. The Parties shall have the right to rely on the last known address of the other Parties. Any correctly addressed notice to the last known address of the other Parties, that is refused, unclaimed, or undeliverable shall be deemed effective as of the first date that said notice was refused, unclaimed, or deemed undeliverable by electronic mail, the postal authorities, or commercial express mail.

(h) No Waiver. No waiver of any right under this Agreement by any Party shall constitute a subsequent waiver of that or any other right under this Agreement.

(i) Assignment. No assignment of this Agreement by Depositor or Beneficiary or any rights or obligations of Depositor or Beneficiary under this Agreement is permitted without the written consent of Iron Mountain, which shall not be unreasonably withheld or delayed. Iron Mountain shall have no obligation in performing this Agreement to recognize any successor or assign of Depositor or Beneficiary unless Iron Mountain receives clear, authoritative and conclusive written evidence of the change of Parties.

(j) Severability. In the event any of the terms of this Agreement become or are declared to be illegal or otherwise unenforceable by any court of competent jurisdiction, such term(s) shall be null and void and shall be deemed deleted from this Agreement. All remaining terms of this Agreement shall remain in full force and effect.

(k) Independent Contractor Relationship. Depositor and Beneficiary understand, acknowledge, and agree that Iron Mountain's relationship with Depositor and Beneficiary will be that of an independent contractor and that nothing in this Agreement is intended to or should be construed to create a partnership, joint venture, or employment relationship.

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(l) Attorneys' Fees. Any costs and fees incurred by Iron Mountain in the performance of obligations imposed upon Iron Mountain solely by virtue of its role as escrow service provider including, without limitation, compliance with subpoenas, court orders, discovery requests, and disputes arising solely between Depositor and Beneficiary, including, but not limited to, disputes concerning a release of the Deposit Material shall, unless adjudged otherwise, be divided equally and paid by Depositor and Beneficiary.

(m) No Agency. No Party has the right or authority to, and shall not, assume or create any obligation of any nature whatsoever on behalf of the other Parties or bind the other Parties in any respect whatsoever.

(n) Disputes. Any dispute, difference or question arising among any of the Parties concerning the construction, meaning, effect or implementation of this Agreement or the rights or obligations of any Party will be submitted to, and settled by arbitration by a single arbitrator chosen by the corresponding Regional Office of the American Arbitration Association in accordance with the Commercial Rules of the American Arbitration Association. The Parties shall submit briefs of no more than 10 pages and the arbitration hearing shall be limited to two (2) days maximum. Arbitration will take place in Boston, Massachusetts, USA. Any court having jurisdiction over the matter may enter judgment on the award of the arbitrator. Service of a petition to confirm the arbitration award may be made by regular mail or by commercial express mail, to the attorney for the Party or, if unrepresented, to the Party at the last known business address.

(o) Interpleader. Anything to the contrary notwithstanding, in the event of any dispute regarding the interpretation of this Agreement, or the rights and obligations with respect to the Deposit Material in escrow or the propriety of any action contemplated by Iron Mountain hereunder, then Iron Mountain may, in its sole discretion, file an interpleader or similar action in any court of competent jurisdiction to resolve any such dispute.

(p) Regulations. Depositor and Beneficiary are responsible for and warrant, to the extent of their individual actions or omissions, compliance with all applicable laws, rules and regulations, including but not limited to: customs laws; import; export and re-export laws; and government regulations of any country from or to which the Deposit Material may be delivered in accordance with the provisions of this Agreement. Depositor represents and warrants that the establishment of a deposit account containing ITAR regulated Deposit Material for the Beneficiary, and Iron Mountain's subsequent release of such Deposit Material under the terms of this Agreement will be lawful under any applicable U.S. export control regulations and laws, including ITAR. Conversely, Depositor shall refrain from establishing a deposit account containing ITAR regulated Deposit Material for the Beneficiary if the release of such Deposit Material to the Beneficiary, under the terms of this Agreement, would be in violation of any applicable U.S export control regulations and laws, including ITAR. With respect to Deposit Material containing personal information and data, Depositor agrees to (i) procure all necessary consents in relation to personal information and data; and (ii) otherwise comply with all applicable privacy and data protection laws as they relate to the subject matter of this Agreement. Iron Mountain is responsible for and warrants, to the extent of their individual actions or omissions, compliance with all applicable laws, rules and regulations to the extent that it is directly regulated by the law, rule or regulation and to the extent that it knows or has been advised that, as a result of this Agreement, its activities are subject to the law, rule or regulation. Notwithstanding anything in this Agreement to the contrary, if an applicable law or regulation exists or should be enacted which is contrary to the obligations imposed upon Iron Mountain hereunder, and results in the activities contemplated hereunder unlawful, Depositor and/or Beneficiary will notify Iron Mountain and Iron Mountain will be relieved of its obligations hereunder unless and until such time as such activity is permitted.

(q) No Third Party Rights. This Agreement is made solely for the benefit of the Parties to this Agreement and their respective permitted successors and assigns, and no other person or entity shall have or acquire any right by virtue of this Agreement unless otherwise agreed to by all of the Parties.

(r) Entire Agreement. The Parties agree that this Agreement, which includes all attached Exhibits and all valid Work Requests and SOWs submitted by the Parties, is the complete agreement between the Parties concerning the subject matter of this Agreement and replaces any prior or contemporaneous oral or written communications between the Parties. There are no conditions, understandings, agreements, representations, or warranties, expressed or implied, which are not specified in this Agreement. Each of the Parties warrant that the execution, delivery, and performance of this Agreement has been duly authorized and signed by a person who meets statutory or other binding approval to sign on behalf of its organization as named in this Agreement. This Agreement may be modified only by mutual written agreement of all the Parties.

(s) Counterparts. This Agreement may be executed electronically in accordance with applicable law or in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

(t) Survival. Sections 7 (Term and Termination), 8 (Infringement Indemnification), 9 (Warranties), 10 (Confidential Information), 11 (Limitation of Liability), 12 (Consequential Damages Waiver), and 13 (General) of this Agreement shall survive termination of this Agreement or any Exhibit attached to this Agreement.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date by their authorized representatives:

DEPOSITOR		BENEFICIARY	
Signature		Signature	
Print Name	Omar Karim	Print Name	Warren Spector
Title	Head of Engineering	Title	Chief Financial Officer
Date		Date	

IRON MOUNTAIN INTELLECTUAL PROPERTY MANAGEMENT, INC.	
Signature	
Print Name	
Title	
Date	

Approved as to Form and Legal Content:
Iron Mountain Legal Department

Shilpa Daiya

Shilpa Daiya, Corporate Counsel & Contracts Specialist
Date: August 31, 2016

Approved as to IPM Operational Content:
Iron Mountain Operations

Name: John Styslinger, Contracts Specialist
Date: August 31, 2016

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Authorized Person Notices Table			
Please provide the names and contact information of the Authorized Persons under this Agreement. Please complete all information as applicable. Incomplete information may result in a delay of processing.			
DEPOSITOR (Required information)		BENEFICIARY (Required information)	
Print Name	Omar Karim	Print Name	Warren Spector
Title	Head of Engineering	Title	Chief Financial Officer
Email Address	omar@franklyinc.com	Email Address	wspector@raycommedia.com
Street Address	Frankly 27-01 Queens Plaza North, Suite 502	Street Address	201 Monroe Street, 20th Floor
City	Long Island City	City	Montgomery
State/Province	NY	State/Province	AL
Postal/Zip Code	11101	Postal/Zip Code	36104
Country	USA	Country	USA
Phone Number	212-931-1200	Phone Number	334-206-1485
Fax Number	212-931-1299	Fax Number	

Paying Party Billing Contact Information Table (Required information)	
Please provide the name and contact information of the Billing Contact for the Paying Party under this Agreement. All invoices will be sent to this individual at the address set forth below. Incomplete information may result in a delay of processing.	
Company Name	Raycom Media, Inc.
Print Name	Warren Spector
Title	Chief Financial Officer
Email Address	wspector@raycommedia.com
Street Address	201 Monroe Street, 20th Floor
City	Montgomery
State/Province	AL
Postal/Zip Code	36104
Country	USA
Phone Number	334-206-1486
Fax Number	
Purchase Order #	

IRON MOUNTAIN INTELLECTUAL PROPERTY MANAGEMENT, INC.

All notices should be sent to ipmclientservices@ironmountain.com OR Iron Mountain Intellectual Property Management, Inc., Attn: Client Services, 2100 Norcross Parkway, Suite 150, Norcross, Georgia, 30071, USA. Telephone: 800-875-5669. Facsimile: 770-239-9201

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Exhibit A

Escrow Services Fee Schedule – Work Request

Deposit Account Number	

Service	Service Description - Three-Party Escrow Service Agreement All services are listed below. Check the requested service and submit a Work Request to Iron Mountain for services requested after agreement signature.	One-Time/Per Service Fees	Annual Fees
☒ **Setup Fee (Required at Setup)**	One-time Setup Fee for Iron Mountain to setup a standard Three-Party Escrow Service Agreement.	$2,575	
☒ **Deposit Account Fee (Required at Setup)**	Iron Mountain will set up one deposit account to manage and administrate access to Deposit Material to be secured in a controlled storage environment. Iron Mountain will provide account services that include unlimited deposits, electronic vaulting, access to Iron Mountain Connect™ Escrow Management Center for secure online account management, submission of electronic Work Requests, and communication of status. Release of deposit material is also included in the annual fee. An oversize fee of $200 USD per 1.2 cubic foot will be charged for deposits that exceed 2.4 cubic feet.		$1,150
☒ **Beneficiary Fee (Required at Setup)**	Iron Mountain will fulfill a Work Request to add a Beneficiary to an escrow deposit account and manage account access rights. Beneficiary will have access to Iron Mountain Connect™ Escrow Management Center for secure online account management, submission of electronic Work Requests, and communication of status.		$850
☐ **File List Test**	Iron Mountain will perform one (1) File List Test, which includes a Deposit Material media readability analysis, a file listing, a file classification table, virus scan outputs, and confirmation of the presence or absence of a completed escrow deposit questionnaire. A final report will be sent to the requesting Party regarding the Deposit Material. Deposit must be provided on CD, DVD-R, or deposited electronically.	$2,750	N/A
☐ **Level 1 Inventory and Analysis Test**	Iron Mountain will perform one (1) Inventory and Analysis Test on the specified deposit, which includes the outputs of the File List Test, identifying the presence/absence of build, setup and design documentation (including the presence or absence of a completed escrow deposit questionnaire), and identifying materials required to recreate the Depositor's application development and production environments. Output includes a report that includes compile and setup documentation, file classification tables and file listings. The report will list required software development materials, including, without limitation, required source code languages and compilers, third-party software, libraries, operating systems, and hardware, and Iron Mountain's analysis of the deposit. A final report will be sent to the requesting Party regarding the Deposit Material.	$5,250 or based on SOW if custom work required	N/A
☐ **Deposit Tracking**	At least semi-annually, Iron Mountain will send a reminder to Depositor to update Deposit Material. Thereafter, Beneficiary will be notified of last deposit.	N/A	$450
☐ **Dual Vaulting**	Iron Mountain will store and manage a redundant copy of the Deposit Material in one (1) additional location. All Deposit Material (original and copy) must be provided by the Depositor.	N/A	$750
☐ **Remote Vaulting**	Iron Mountain will store and manage the Deposit Material in a remote location, designated by the client, outside of Iron Mountain's primary escrow vaulting location. All Deposit Material (original and copy) must be provided by the Depositor.	N/A	$750
☒ **Custom Contract Fee**	Custom contracts are subject to the Custom Contract Fee, which covers the review and processing of custom or modified contracts.	$750	N/A
Additional Verification Services (Fees based on Statement of Work)			
Level 2 Deposit Compile Test	Iron Mountain will fulfill a Statement of Work (SOW) to perform a Deposit Compile Test, which includes the outputs of the Level 1 - Inventory and Analysis Test, plus recreating the Depositor's software development environment, compiling source files and modules, linking libraries and recreating executable code, providing a pass/fail determination, and creation of comprehensive compilation documentation with a final report sent to the Paying Party regarding the Deposit Material. The requesting Party and Iron Mountain will agree on a custom SOW prior to the start of fulfillment. A completed escrow deposit questionnaire is required for execution of this test.		
Level 3 Binary Comparison Test	Iron Mountain will fulfill a Statement of Work (SOW) to perform one Binary Comparison Test - Binary Comparison, which includes the outputs of the Level 2 test, a comparison of the executable files built from the Deposit Compile Test to the actual executable files in use by the Beneficiary to ensure a full binary-level match, with a final report sent to the Requesting Party regarding the Deposit Material. The Paying Party and Iron Mountain will agree on a custom SOW prior to the start of fulfillment. A completed escrow deposit questionnaire is required for execution of this test.		
Level 4 Full Usability Test	Iron Mountain will fulfill a Statement of Work (SOW) to perform one Deposit Usability Test - Full Usability, which includes which includes the outputs of the Level 1 and Level 2 tests (if applicable). Iron Mountain will confirm that the deposited application can be setup, installed and configured and, when installed, will execute functional tests, based on pre-determined test scripts provided by the Parties, and create comprehensive setup and installation documentation. A final report will be sent to the Paying Party regarding the Deposit Material. The Paying Party and Iron Mountain will agree on a custom SOW prior to the start of fulfillment. A completed escrow deposit questionnaire is required for execution of this test.		

Pursuant to the Agreement, the undersigned hereby issues this Work Request for performance of the Service(s) selected above.

Paying Party – For Future Work Request Use Only	
Paying Party Name	
Signature	
Print Name	
Title	
Date	

IRON MOUNTAIN INTELLECTUAL PROPERTY MANAGEMENT, INC.

All Work Requests should be sent to ipmclientservices@ironmountain.com OR Iron Mountain Intellectual Property Management, Inc., Attn: Client Services, 2100 Norcross Parkway, Suite 150, Norcross, Georgia, 30071, USA. Telephone: 800-875-5669. Facsimile: 770-239-9201

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Exhibit B

Deposit Material Description

(This document must accompany each submission of Deposit Material)

Company Name		Deposit Account Number	
Deposit Name		Deposit Version	

(Deposit Name will appear in account history reports)

Deposit Media

(Please Label All Media with the Deposit Name Provided Above)

Media Type	Quantity		Media Type	Quantity
☐ CD-ROM / DVD			☐ USB Drive	
☐ DLT Tape			☐ Documentation	
☐ DAT Tape(4mm/8mm)			☐ Hard Drive / CPU	
☐ LTO Tape			☐ Circuit Board	
☐ Other (please describe):				

	Total Size of Transmission (specify in bytes)	# of Files	# of Folders
☐ Electronic Deposit			

Deposit Encryption

(Please check either "Yes" or "No" below and complete as appropriate)

Is the media or are any of the files encrypted? ☐ Yes or ☐ No

If yes, please include any passwords and decryption tools description below. Please also deposit all necessary encryption software with this deposit. Depositor at its option may submit passwords on a separate Exhibit B.

Encryption tool name		Version	
Hardware required			
Software required			
Other required information			

Deposit Certification (Please check the box below to certify and provide your contact information)

☐ I certify for Depositor that the above described Deposit Material has been transmitted electronically or sent via commercial express mail carrier to Iron Mountain at the address below.		☐ Iron Mountain has inspected and accepted the above described Deposit Material either electronically or physically. Iron Mountain will notify Depositor of any discrepancies.	
Print Name		Name	
Date		Date	
Email Address			
Telephone Number			

Note: If Depositor is physically sending Deposit Material to Iron Mountain, please label all media and mail all Deposit Material with the appropriate Exhibit B via commercial express carrier to the following address:

Iron Mountain Intellectual Property Management, Inc.
Attn: Vault Administration
2100 Norcross Parkway, Suite 150
Norcross, GA 30071
Telephone: 800-875-5669
Facsimile: 770-239-9201

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Exhibit C

Release of Deposit Material

Deposit Account Number	

Iron Mountain will use the following procedures to process any Beneficiary Work Request to release Deposit Material. All notices under this Exhibit C shall be sent pursuant to the terms of Section 13(g) Notices.

A. Standard Release Process.

1. **Standard Release Conditions.**
Depositor and Beneficiary agree that a Work Request for the release of the Deposit Material shall be based solely on one or more of the following conditions (defined as "**Standard Release Conditions**"):
   (i) Depositor's breach of the License Agreement or other agreement between the Depositor and Beneficiary regulating the use of the Deposit Material covered under this Agreement; or
   (ii) Failure of the Depositor to function as a going concern or operate in the ordinary course; or
   (iii) Depositor is subject to voluntary or involuntary bankruptcy.

2. **Standard Release Work Request.**
A Beneficiary may submit a Work Request to Iron Mountain to release the Deposit Material covered under this Agreement ("Standard Release Work Request"); provided that it indicates specifically which type of Release Process is applicable. Iron Mountain shall not exercise any discretion nor make any determination regarding the validity of a Standard Release Condition nor the Beneficiary's eligibility to submit such Standard Work Request for the release of the Deposit Material To the extent that the Deposit Material is subject to applicable U.S. export control regulations and laws, including ITAR, the Beneficiary Work Request to release the Deposit Material must include Beneficiary's certification that such release would be compliant with the applicable U.S. export control regulations and laws, including ITAR. Iron Mountain will send a written notice of this Beneficiary Work Request within five (5) business days to the Depositor's Authorized Person.
3. **Contrary Instructions.**
From the date Iron Mountain mails written notice of the Beneficiary's Standard Release Work Request to release Deposit Material covered under this Agreement, Depositor's Authorized Person shall have ten (10) business days to deliver to Iron Mountain contrary instructions. Contrary instructions shall mean the written representation by Depositor that a Standard Release Condition has not occurred or has been cured ("**Contrary Instructions**"). Contrary Instructions shall be on company letterhead and signed by a Depositor Authorized Person. Upon receipt of Contrary Instructions, Iron Mountain shall promptly send a copy to Beneficiary's Authorized Person. Additionally, Iron Mountain shall notify both Depositor and Beneficiary Authorized Persons that there is a dispute to be resolved pursuant to the Disputes provisions of this Agreement. Iron Mountain will continue to store Deposit Material without release pending (i) instructions from Depositor to release the Deposit Material to Beneficiary; or (ii) dispute resolution pursuant to the Disputes provisions of this Agreement; or (iii) withdrawal of Contrary Instructions from Depositor's Authorized Person or legal representative; or (iv) receipt of an order from a court of competent jurisdiction. The existence of a Release Condition dispute shall not relieve the Paying Party from payment of applicable Service Fees.
4. **Release of Deposit Material.**
If Iron Mountain does not receive timely Contrary Instructions from a Depositor Authorized Person or receives written instructions directly from Depositor's Authorized Person to release a copy of the Deposit Material to the Beneficiary, then Iron Mountain is authorized to release Deposit Material to the Beneficiary. Iron Mountain is entitled to receive any undisputed, unpaid Service Fees due Iron Mountain from the Parties before fulfilling the Work Request to release Deposit Material covered under this Agreement. Any Party may cure a default of payment of Service Fees.

B. Demand Release Process

1. **Demand Release Conditions.**
Depositor and Beneficiary agree that a Work Request for the release of the Deposit Material shall be based solely on one or more of the following conditions (defined as "**Demand Release Conditions**"):
   (i) Beneficiary notifies Depositor in writing that Depositor is in default under any agreement pursuant to which Beneficiary loans funds to Depositor or any corporation or other entity affiliated with Depositor (the "Loan Agreements").

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2. **Demand Release Work Request.**
Beneficiary may submit a Work Request to Iron Mountain to release the Deposit Material covered under this Agreement ("Demand Release Work Request"), provided that it indicates specifically which type of Release Process is applicable. Iron Mountain shall not exercise any discretion nor make any determination regarding the validity of a Demand Release Condition nor the Beneficiary's eligibility to submit such Demand Release Work Request for the release of the Deposit Material. To the extent that the Deposit Material is subject to applicable U.S. export control regulations and laws, including ITAR, the Beneficiary Work Request to release the Deposit Material must include Beneficiary's certification that such release would be compliant with the applicable U.S. export control regulations and laws, including ITAR. Iron Mountain will send a written notice, as well as a copy of this Beneficiary Demand Work Request, within five (5) business days to the Depositor's Authorized Person.
3. **Contrary Instructions. [Intentionally Omitted]**
4. **Demand Release of Deposit Material.**
Iron Mountain is authorized to release the Deposit Material to the Beneficiary ten (10) business days after Iron Mountain sends notice of Beneficiary's Demand Release Work Request to Depositor. DEPOSITOR ACKNOWLEDGES AND AGREES THAT IT SHALL NOT BE ENTITLED TO PROVIDE CONTRARY INSTRUCTIONS TO IRON MOUNTAIN TO OBJECT TO THE BENEFICIARY'S REQUEST FOR A RELEASE OF THE DEPOSIT MATERIAL. UNLESS IRON MOUNTAIN RECEIVES AN ORDER FROM A COURT OF COMPETENT JURISDICTION OR JOINT WRITTEN INSTRUCTIONS FROM DEPOSITOR AND BENEFICIARY WITHDRAWING THE RELEASE REQUEST, IRON MOUNTAIN SHALL PROCESS THE RELEASE OF THE DEPOSIT MATERIAL TO THE BENEFICIARY IN ACCORDANCE WITH THE TERMS OF THIS EXHIBIT C. Notwithstanding anything set forth in this Agreement, including without limitation Section 11 and 12 of the Agreement, Beneficiary agrees to indemnify Iron Mountain for any and all claims and costs, including reasonable attorneys' fees, incurred by Iron Mountain related to any improper request for release of the Deposit Material by Beneficiary. Iron Mountain is entitled to receive any undisputed, unpaid Service Fees due Iron Mountain from the Parties before fulfilling the Work Request to release Deposit Material covered under this Agreement. Any Party may cure a default of payment of Service Fees..

C. **Post Release Process**

1. **Termination of Agreement Upon Release.**
This Agreement will terminate upon the release of Deposit Material held by Iron Mountain.
2. **Right to Use Following Release.**
Beneficiary has the right under this Agreement to use the Deposit Material for the sole purpose of obtaining the benefits afforded to Beneficiary by the License Agreement. Notwithstanding, the Beneficiary shall not have access to the Deposit Material unless there is a release of the Deposit Material in accordance with this Agreement. Beneficiary shall be obligated to maintain the confidentiality of the released Deposit Material.

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